                                                                    EXHIBIT 99.1

ITEM 6. SELECTED FINANCIAL DATA

         You should read the following consolidated financial and operating data for Arden Realty Limited Partnership together with our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included elsewhere in this Form 10-K.

                                                                 YEAR ENDED DECEMBER 31,
                                              -----------------------------------------------------------
                                                 2003        2002        2001        2000        1999
                                              -----------  ----------  ----------  ----------  ----------
                                                   (IN THOUSANDS, EXCEPT RATIO AND PER SHARE AMOUNTS)
OPERATING DATA:
Revenues..................................    $  394,572   $ 376,782   $ 385,620   $ 355,447   $ 310,811
Property operating expenses...............      (126,034)   (117,019)   (110,421)   (100,574)    (92,056)
General and administrative expense........       (16,409)    (11,804)    (11,083)     (8,306)     (6,753)
Depreciation and amortization.............      (111,952)   (100,317)    (92,613)    (78,672)    (63,858)
Interest expense..........................       (93,093)    (87,827)    (85,949)    (78,495)    (60,135)
                                              ----------   ---------   ---------   ---------   ---------
Income from continuing operations before
   gain on sale of properties and minority
   interest...............................        47,084      59,815      85,554      89,400      88,009
Gain on sale of operating properties......            --       1,967       4,591       2,132          --
                                              ----------   ---------   ---------   ---------   ---------
Income from continuing operations before
   minority interest......................        47,084      61,782      90,145      91,532      88,099
Minority interest.........................          (103)       (110)       (127)       (144)       (169)
                                              ----------   ---------   ---------   ---------   ---------
Income from continuing operations.........        46,981      61,672      90,018      91,388      87,840
Discontinued operations...................        13,076      15,991      16,239      13,821      14,553
Gain on sale of discontinued properties...         5,937          --          --          --          --
                                              ----------   ---------   ---------   ---------   ---------
Net income................................    $   65,994   $  77,663   $ 106,257   $ 105,209   $ 102,393
                                              ==========   =========   =========   =========   =========

Net income allocated to:
    Preferred partner.....................    $    4,312   $   4,312   $   4,312   $   4,312   $   1,354
                                              ==========   =========   =========   =========   =========
    General and limited partners..........    $   61,682   $  73,351   $ 101,945   $ 100,897   $ 101,039
                                              ==========   =========   =========   =========   =========

Basic net income per common operating
   partnership unit:
    Income from continuing operations.....    $     0.66   $    0.87   $    1.30   $    1.33   $    1.32
    Income from discontinued operations...          0.29        0.24        0.25        0.21        0.22
                                              ----------   ---------   ---------   ---------   ---------
Net income per common operating
   partnership unit-basic.................    $     0.95   $    1.11   $    1.55   $    1.54   $    1.54
                                              ==========   =========   =========   =========   =========

Weighed average number of common
   operating partnership units-basic......        65,251      65,898      65,872      65,568      65,509
                                              ==========   =========   =========   =========   =========

Diluted net income per common operating
   partnership unit:
    Income from continuing operations.....    $     0.65   $    0.87   $    1.30   $    1.32   $    1.32
    Income from discontinued operations...          0.29        0.24        0.24        0.21        0.22
                                              ----------   ---------   ---------   ---------   ---------
 Net income per common operating
   partnership unit -diluted..............    $     0.94   $    1.11   $    1.54   $    1.53   $    1.54
                                              ==========   =========   =========   =========   =========

 Weighed average number of common
   operating partnership units-diluted....    $   65,513   $  66,098   $  66,132   $  65,759   $  65,566
                                              ==========   =========   =========   =========   =========

Distributions per common operating
   partnership unit.......................    $     2.02   $    2.01   $    1.94   $    1.84   $    1.76
                                              ==========   =========   =========   =========   =========

OTHER DATA:

Cash provided by operating activities.....    $  181,653   $ 200,114   $ 204,839   $ 194,258   $ 170,495
Cash used in investing activities.........       (20,355)   (213,002)   (115,854)   (216,024)   (283,574)
Cash (used in) provided by financing
   activities.............................      (160,654)    (20,090)    (57,376)     20,142     115,557
Funds from Operations(1)..................       176,069     182,801     199,173     186,032     170,876

---------

Selected financial data continues on next page.

                                                        YEAR ENDED DECEMBER 31,
                                  ----------------------------------------------------------------------
                                    2003            2002          2001           2000           1999
                                  ----------     ----------     ----------     ----------     ----------
BALANCE SHEET DATA:
  Net investment in real
    estate.....................   $2,646,699     $2,741,624     $2,622,980     $2,603,566     $2,479,111
  Total assets ................    2,746,405      2,835,837      2,763,701      2,706,967      2,572,904
  Total indebtedness ..........    1,349,781      1,402,304      1,251,483      1,177,769      1,029,656
  Other liabilities ...........       76,638         76,350         62,685         56,885         50,555
  Total Partners' Capital .....    1,317,269      1,354,399      1,446,667      1,469,402      1,489,740

----------

(1) We believe that funds from operations, or FFO, is a useful supplemental measure of our operating performance. We compute FFO in accordance with standards established by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in April 2002. The White Paper defines FFO as net income or loss computed in accordance with generally accepted accounting principles, or GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

      We believe that FFO, by excluding depreciation costs, the gains or losses from the sale of operating real estate properties and extraordinary items as defined by GAAP, provides an additional perspective on our operating results. However, because these items have real economic effect, FFO is a limited measure of performance.

      FFO captures trends in occupancy rates, rental rates and operating costs. FFO excludes depreciation and amortization costs and it does not capture the changes in value in our properties that result from use or changes in market conditions or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, all of which are significant economic costs. Therefore, its ability to measure performance is limited.

      Because FFO excludes significant economic components of net income determined in accordance with GAAP, FFO should be used as an adjunct to net income and not as an alternative to net income. FFO should also not be used as an indicator of our financial performance, or as a substitute for cash flow from operating activities determined in accordance with GAAP or as a measure of our liquidity. FFO is not by itself indicative of funds available to fund our cash needs, including our ability to pay dividends or service our debt. Therefore, FFO only provides investors with an additional performance measure that when combined with measures computed in accordance with GAAP such as net income, cash flow from operating activities, investing activities and financing activities provides investors with an indication of our ability to service debt and to fund acquisitions and other expenditures.

      FFO is used by investors to compare our performance with other real estate companies. Other real estate companies may use different methodologies for calculating FFO and, accordingly, our FFO may not be comparable to other real estate companies. See a reconciliation of FFO to Net income in Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" of this report.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   Overview

      The following discussion should be read in conjunction with Item 6, "Selected Financial Data," and our historical consolidated financial statements and related notes thereto included elsewhere in this Form 10-K.

      We are a self-administered and self-managed real estate organization that owns, manages, leases, develops, renovates and acquires commercial properties located in Southern California. We are a full-service real estate organization managed by 7 senior executive officers who have experience in the real estate industry ranging from 13 to 34 years and who collectively have an average of 18 years of experience. We perform all property management, construction management, accounting, finance and acquisition and disposition activities and a majority of our leasing transactions with our staff of approximately 300 employees.

      As of December 31, 2003, Arden Realty was Southern California's largest publicly traded office landlord as measured by total net rentable square feet owned. As of that date, our portfolio consisted of 130 primarily suburban office properties and 215 buildings containing approximately 18.9 million net rentable square feet including one development property with approximately 283,000 net rentable square feet under lease-up. As of December 31, 2003, our operating portfolio was 90.4% occupied.

   Our primary business strategy is to actively manage our portfolio to achieve gains in rental rates and occupancy, control operating expenses and maximize income from ancillary operations and services. When market conditions permit, we may also selectively develop or acquire new properties that add value and fit strategically into our portfolio. We may also sell existing properties and place the proceeds into investments that we believe will generate higher long-term value.

      Critical Accounting Policies

      We periodically evaluate our estimates and assumptions used in the preparation of our financial statements including our reported operating results. Because over 98% of our assets as of December 31, 2003 and 2002, respectively, consists of investments in real estate and amounts due from tenants, our primary evaluations consist of recoverability of amounts invested in real estate properties and collectability of amounts due from tenants.

REVENUE RECOGNITION

      We recognize minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related lease. The amount by which straight-line rental income differs from cash rents billed under the lease is included in deferred rents.

ALLOWANCE FOR RENTS AND OTHER RECEIVABLES

      We periodically evaluate the collectability of amounts due from particular tenants based on a variety of factors including the tenant's payment history, our observation of space utilization, periodic discussions with the tenants regarding the tenant's short and long-term business plan for the space under contract, the overall financial health of the business and/or parent company, available public information regarding the tenant or its parent company and the amount of lease security on hand. Based on these factors, unless collection is reasonably assured, we fully reserve amounts due that are in excess of the lease security we hold. All of our allowances are tenant specific.

      As of December 31, 2003 and 2002 we had a total of $6.3 million and $5.6 million in our allowances for doubtful accounts, respectively, representing approximately 12% and 11% of the total rent and deferred rent balance outstanding at each respective balance sheet date. Including security deposits and existing letters of credit, as of December 31, 2003 and 2002, we had a total of $33.5 million and $32.7 million of total lease security available, respectively. For the years ended December 31, 2003, 2002 and 2001, our bad debt expense related to losses for uncollected rents, deferred rents, tenants reimbursements and other uncollectible charges were approximately 0.6%, 1.4% and 1.2% of total gross revenue, respectively, for each of those years. Our allowances have historically proved to be adequate; however, due to the uncertainty inherent in the tenant specific evaluation process, our allowances for doubtful accounts may not prove to be sufficient in all future periods.

COMMERCIAL PROPERTIES

      IMPAIRMENT OF ASSETS

      The recoverability of amounts invested in real estate properties is highly dependent on the assumptions we use. For properties we intend to hold and operate, we recognize a write-down to estimated fair value whenever a property's estimated undiscounted future cash flows are less than its depreciated cost. For properties we intend to sell, we recognize a write-down to estimated fair value whenever a property's estimated sales price less costs to sell are less than its depreciated costs.

      We determine fair value of our properties using methods similar to those used by independent appraisers, including comparison of carrying costs on a per square foot basis, to sales price on a per square foot basis on recently transacted properties that are similar in quality and location and also by comparing carrying costs to acquisition offers from prospective buyers. Based on our assessment, no write-downs to estimated fair value were necessary as of December 31, 2003 and 2002.

      Due to the availability of comparable sales information in most of our sub-markets, historically our fair value estimates have proven to be accurate. However, our estimates may vary from actual values, especially for real estate assets located in sub-markets where quoted per square foot market prices for comparable properties may not be readily available or real estate assets that become impaired due to non-recurring circumstances such as previously unknown environmental issues or casualty losses that result in damages in excess of our insurance coverage amount.

      PROPERTY ACQUISITIONS

      The amount of properties acquired is allocated between tangible and intangible assets. Tangible assets include land, building and tenant improvements. Intangible assets include the value of in place leases. To arrive at the value of in place leases, we compare estimates of current market rents to the in place rents. We also make assumptions regarding the amount of time that currently occupied space would remain vacant if we had to replace the existing tenants under current market conditions. We also reduce the value of each lease using a discount rate that we deem to be commensurate with each tenant's credit profile. The assumptions we use are based on available market information, independent sources and our own market knowledge and experience.

      The fair market value that we assign to acquired leases is amortized over the remaining lease terms. The tangible assets assigned to building improvements are depreciated over a much longer period of time, normally forty years. Consequently, the assumptions we use in this allocation have a significant impact on the operating results that we will report in future periods. We cannot guarantee that the initial assumptions that we use to estimate any property's purchase price will prove to be accurate. We also would not revise these estimates in future periods if our initial amounts were to prove to be inaccurate.

QUALIFICATION AS A REIT

      Since its taxable year ended December 31, 1996, Arden Realty has been organized and operated, and intends to continue to operate, so as to qualify for taxation as a REIT under the Internal Revenue Code. Arden Realty's qualification and taxation as a REIT depends on its ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, numerous requirements established under highly technical and complex Internal Revenue Code provisions subject to interpretation.

      If Arden Realty failed to qualify as a REIT in any taxable year, it would be subject to federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Moreover, unless entitled to relief under specific statutory provisions, Arden Realty also would be disqualified as a REIT for the four taxable years following the year during which qualification was lost. For additional information see "Risk Factors -- We may suffer adverse tax consequences and be unable to attract capital if Arden Realty fails to qualify as a REIT," and "We intend to qualify as a partnership, but we cannot guarantee that we will qualify," elsewhere in this Form 10-K.

OFF-BALANCE SHEET ARRANGEMENTS

      There are no off-balance sheet transactions, arrangements or obligations (including contingent obligations) that have, or are reasonably likely to have a current or future material effect on the Partnership's financial condition, changes in the financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Results Of Operations

      Our financial position and operating results are primarily comprised of our portfolio of properties and income derived from those properties. Therefore, the comparability of financial data from period to period will be affected by the timing of significant property development, acquisitions and dispositions.

        COMPARISON OF THE YEAR ENDED DECEMBER 31, 2003 TO THE YEAR ENDED
                                DECEMBER 31, 2002
           (IN THOUSANDS, EXCEPT NUMBER OF PROPERTIES AND PERCENTAGES)

                                            YEAR ENDED DECEMBER 31,
                                           -------------------------
                                                                                       PERCENT
                                             2003            2002          CHANGE(1)    CHANGE
                                           ---------       ---------       --------    -------
REVENUE FROM RENTAL OPERATIONS:
  Scheduled cash rents..............       $ 339,026       $ 320,505       $ 18,521          6%
  Straight-line rents...............             916           4,629         (3,713)       (80)
  Tenant reimbursements.............          23,355          21,161          2,194         10
  Parking, net of expense...........          21,636          20,343          1,293          6
  Other rental operations...........           8,906           7,603          1,303         17
                                           =========       =========       ========    =======
     Total revenue from rental
     operations.....................         393,839         374,241         19,598          5
                                           =========       =========       ========    =======
PROPERTY EXPENSES:
  Repairs and maintenance...........          40,742          35,294          5,448         15
  Utilities.........................          32,503          32,338            165          1
  Real estate taxes.................          28,154          27,290            864          3
  Insurance.........................           7,909           7,291            618          8
  Ground rent.......................             961             895             66          7
  Administrative....................          15,765          13,911          1,854         13
                                           ---------       ---------       --------    -------
     Total property expenses........         126,034         117,019          9,015          8
                                           ---------       ---------       --------    -------
     Property operating results(2)..         267,805         257,222         10,583          4
  General and administrative........          16,409          11,804          4,605         39
  Interest..........................          93,093          87,827          5,266          6
  Depreciation and amortization.....         111,952         100,317         11,635         12
  Interest and other income.........            (733)         (2,541)        (1,808)       (71)
                                           ---------       ---------       --------    -------
  Income from continuing operations
     before gain on sale of properties
     and minority interest..........       $  47,084       $  59,815       $(12,731)       (21)%
                                           =========       =========       ========    =======
     Discontinued operations (3)....       $  13,076       $  15,991       $ (2,915)       (18)%
                                           =========       =========       ========    =======
OTHER DATA:
  NUMBER OF PROPERTIES:
     Acquired during period.........               1               5
     Completed and placed in service
       during period................              --               1
     Disposed of during period......              (8)             (3)
     Owned at end of period.........             129(4)         (136)
  NET RENTABLE SQUARE FEET:
     Acquired during period.........             101             803
     Completed and placed in service
       during period................              --             287
     Disposed of during period......            (598)           (205)
     Owned at end of period.........          18,636(4)       19,132

---------
(1) Variances for Revenue from Rental Operations and Property Operating Expenses are discussed as part of "Properties Owned for all of 2002 and 2003" below.

(2) Property Operating Results are discussed as part of "Variances for Revenue from Rental Operations and Property Operating Expenses" below.

(3)   Discontinued operations for 2002 and 2003 are discussed below.

(4) Excludes one development property containing approximately 283,000 net rentable square feet currently under lease-up.

      General and administrative expenses increased approximately $4.6 million, or 39%, in 2003 as compared to 2002. This increase was primarily due to employee compensation costs, including employee separation costs in the current year and non-cash compensation costs associated with annual restricted stock grants issued in 2003 as well as higher corporate governance costs in 2003.

      Interest expense increased approximately $5.3 million, or 6%, in 2003 as compared to 2002. This increase was primarily due to an increase in borrowings in the last half of 2002 for property acquisitions, lower interest capitalized in 2003 and costs associated with interest rate hedges entered into at the end of 2002 to fix approximately $175 million of floating rate debt. Capitalized interest in 2003 was lower as we ceased capitalizing interest on our 6100 Center Drive property in May 2003.

      Depreciation and amortization expense increased by approximately $11.6 million, or 12%, in 2003 as compared to 2002. The increase was primarily due to depreciation related to five properties acquired in August 2002, the placement in service of our 6080 Center Drive development property in the fourth quarter of 2002 and depreciation related to capital expenditures, tenant improvements and leasing commissions placed in service in 2002 and 2003.

      Interest and other income decreased by approximately $1.8 million, or 71%, in 2003 as compared to 2002, primarily due to the repayment by the borrower of a $13.5 million mortgage note receivable in the fourth quarter of 2002.

VARIANCES FOR REVENUE FROM RENTAL OPERATIONS AND PROPERTY OPERATING EXPENSES

         The decrease in revenue from rental operations and increase in property operating expenses in 2003 as compared to 2002 was partially due to a 1.1% reduction in the average occupancy and the timing of lease termination settlements and other non-recurring items in our portfolio of 122 properties that we owned as part of continuing operations for all of 2002 and 2003.

         Following is a summary of the increase in revenue from rental operations and property operating expenses that relates to the 18 properties that were either sold, acquired or placed in service after January 1, 2002, and for the 122 non-development properties we owned for all of 2002 and 2003 (in thousands, except number of properties).

                                                                  PROPERTIES SOLD,        NON-DEVELOPMENT
                                                                    ACQUIRED OR          PROPERTIES OWNED
                                                                 PLACED IN SERVICE          FOR ALL OF
                                         TOTAL VARIANCE (1)    AFTER JANUARY 1, 2002     2002 AND 2003(2)
                                         ------------------    ---------------------    --------------------
REVENUE FROM RENTAL OPERATIONS:
  Scheduled cash rents..............         $   18,521           $       12,554            $     5,967
  Straight-line rents...............             (3,713)                    (119)                (3,594)
  Tenant reimbursements.............              2,194                     (103)                 2,297
  Parking, net of expense...........              1,293                      370                    923
  Other rental operations...........              1,303                    1,762                   (459)
                                             ----------           --------------            -----------
                                             $   19,598           $       14,464            $     5,134
                                             ==========           ==============            ===========
PROPERTY EXPENSES:
  Repairs and maintenance...........              5,448                    1,861                  3,587
  Utilities.........................                165                       69                     96
  Real estate taxes.................                864                    1,647                   (783)
  Insurance.........................                618                      234                    384
  Ground rent.......................                 66                       --                     66
  Administrative....................              1,854                      275                  1,579
                                             ----------           --------------            -----------
                                             $    9,015           $        4,086            $     4,929
                                             ==========           ==============            ===========
OTHER DATA:
  Number of properties..............                                          18                    122
  Net rentable square feet..........                                       1,993                 17,444

---------
(1) The components outlined above comprise our Property Operating Results. Property Operating Results is a non-GAAP measure of performance. Property Operating Results is used by investors and our management to evaluate and compare the performance of our office properties and to determine trends in earnings. Property Operating Results is also employed by investors as one of the components used to estimate the value of our properties. Property Operating Results is used for the purposes noted above because it is not affected by (1) the cost of funds of the property owner, (2) the impact of depreciation and amortization expense as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with Generally Accepted Accounting Principles, or GAAP or (3) general and administrative expenses and other specific costs such as permanent impairments to carrying costs. The cost of funds is eliminated from net income because it is specific to the particular financing capabilities and constraints of the owner. The cost of funds is also eliminated because it is dependent on historical interest rates and other costs of capital as well as past decisions made by us regarding the appropriate mix of capital, which may have changed or may change in the future. Depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets are eliminated because they may not accurately represent the actual change in value in our office properties that result from use of the properties or changes in market conditions. While certain aspects of real property do decline in value over time in a manner that is reasonably captured by depreciation and amortization, the value of the properties as a whole have historically increased or decreased in value as a result of changes in overall economic conditions as well as the actual use of the property or the passage of time. Gains and losses from the sale of real property vary from property to property and are affected by market conditions at the time of sale which will usually change from period to period. These gains and losses can create distortions when comparing one period to another or when comparing our operating results to the operating results of other real estate companies that have not made similarly timed purchases and subsequent sales. General and administrative expenses and other owner specific costs such as impairment losses are eliminated because these costs are also in large part specific to the ownership structure and timing of purchases of the owner. We believe that eliminating these costs from net income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating our office properties as well as trends in occupancy rates, rental rates and operating costs.

      However, the usefulness of Property Operating Results is limited because it excludes general and administrative costs, interest expense, interest income, depreciation and amortization expense and gains or losses from the sale of properties, changes in value in our real estate properties that result from use or permanent impairment to carrying costs as stipulated by GAAP, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, all of which are significant economic costs. Property Operating Results may fail to capture significant trends in these components of net income which further limits its usefulness.

      Property Operating Results is a measure of the operating performance of our office properties but does not measure our performance as a whole. Property Operating Results is therefore not a substitute for net income as computed in accordance with GAAP. This measure should be analyzed in conjunction with net income computed in accordance with GAAP and discussions elsewhere in "Management's Discussion and Analysis of Financial Condition and Results of Operations" regarding the components of net income that are eliminated in the calculation of Property Operating Results. Other companies may use different methods for calculating Property Operating Results or similarly entitled measures and, accordingly, our Property Operating Results may not be comparable to similarly entitled measures reported by other companies that do not define the measure exactly as we do.

      The following is a reconciliation of Property Operating Results to net income computed in accordance with GAAP (in thousands):

                                                                                Year Ended December 31,
                                                        ---------------------------------------------------------------
                                                              2003                    2002                   2001
                                                        ----------------        ----------------        ---------------
Net Income.........................................     $         65,994        $         77,663         $      106,257
 Add:
    General and administrative expense..............              16,409                  11,804                 11,083
    Interest expense................................              93,093                  87,827                 85,949
    Depreciation and amortization...................             111,952                 100,317                 92,613
    Minority interest...............................                 103                     110                    127
 Less:
    Interest and other income.......................                (733)                 (2,541)                (2,939)
    Gain on sale of discontinued properties.........              (5,937)                     --                     --
    Discontinued operations.........................             (13,076)                (15,991)               (16,239)
    Gain on sale of operating properties............                  --                  (1,967)                (4,591)
                                                         ---------------        ----------------        ---------------
 Property Operating Results.........................     $       267,805        $        257,222        $       272,260
                                                         ===============        ================        ===============

(2) The operating results for properties included in continuing and discontinued operations that were owned for all of 2002 and 2003 are discussed below.

DISCONTINUED OPERATIONS

         Financial Accounting Standards No. 144, (SFAS 144), requires, among other things, that the operating results of real estate properties classified as held for disposition subsequent to January 1, 2002 be included in discontinued operations in the statements of income for all periods presented. The table below summarizes the operating results of our thirteen properties classified as held for disposition as of December 31, 2003 as well as eight properties sold during 2003.

         The results of operations for the thirteen properties held for disposition as of December 31, 2003 and eight properties sold during 2003 for the years ended December 31, 2003 and 2002 are as follows (in thousands, except number of properties):

                                                     Year Ended December 31,
                                              -------------------------------------                             PERCENT
                                                   2003                   2002                CHANGE             CHANGE
                                              --------------         --------------        ------------        ----------
DISCONTINUED OPERATIONS:
    Revenues..............................    $       33,805         $       41,979        $    (8,174)              (19)%
    Property operating expenses...........            11,683                 14,199             (2,516)              (18)
                                              --------------         --------------        -----------         ---------
                                                      22,122                 27,780             (5,658)              (20)
    Depreciation and amortization.........             8,372                 11,100             (2,728)              (25)
    Interest expense......................               674                    689                (15)               (2)
                                              --------------         --------------        -----------         ----------
    Discontinued operations...............    $       13,076         $       15,991        $    (2,915)              (18)%
                                              ==============         ==============        ===========         =========

OTHER DATA:
   Number of properties...................                21                     21
   Net rentable square feet...............             1,435                  1,435

         The variances in operating results for the thirteen properties held for disposition as of December 31, 2003 included in discontinued operations above and which were owned for all of 2002 and 2003 are discussed as part of "Properties Owned for all of 2002 and 2003" immediately below.

PROPERTIES OWNED FOR ALL OF 2002 AND 2003

         Following is a comparison of property operating data for the 122 non-development properties we owned for all of 2002 and 2003 reported in continuing and discontinued operations (in thousands, except number of properties and percentages):

                                            YEAR ENDED DECEMBER 31,
                                          --------------------------    DOLLAR      PERCENT
                                               2003        2002         CHANGE       CHANGE
                                           ----------    ----------    --------    ---------
Revenue from rental operations...          $  391,960    $  386,826    $  5,134           1 %
Property expenses ...............             126,041       121,112       4,929           4
                                           ----------    ----------    --------         ---

                                           $  265,919    $  265,714    $    205          -- %
                                           ==========    ==========    ========         ===
Straight-line rents .............          $      721    $    4,315
                                           ==========    ==========

Number of properties ............                 122           122
Average occupancy ...............                90.2 %        91.3 %
Net rentable square feet ........              17,444        17,444

         Revenue from rental operations for these properties increased by approximately $5.1 million, or 1.3%, in 2003 as compared to 2002. The increase was due to an approximate $6.0 million increase in scheduled cash rents, a $2.3 million increase in tenant reimbursements and a $923,000 increase in parking income, which were partially offset by an approximate $3.6 million decrease in straight line rents and a $459,000 decrease in other rental operations. The increase in scheduled cash rents was primarily attributable to scheduled rent bumps in existing leases that were partially offset by the 1.1% decrease in average occupancy for these properties. Tenant reimbursements increased primarily due to recovery billings for higher operating expenses in 2003 as discussed below. Parking income increased primarily due to an increase in demand for monthly parking in 2003 in some of our buildings. Straight-line rents decreased primarily due to the decline in occupancy and the scheduled reversal of straight-line rents for certain older leases. Other rental operations decreased primarily due to decreases in lease termination settlements in 2003.

         Property expenses for these properties increased by approximately $4.9 million, or 4.1%, in 2003 as compared to 2002. The increase was primarily due to an approximate $3.6 million increase in repairs and maintenance, a $1.6 million increase in property administrative expenses and a $384,000 increase in insurance expense, partially offset by a $783,000 decrease in real estate taxes. The increase in repairs and maintenance expense was primarily due to higher contractual costs for janitorial and other contract services as well as the timing of certain projects. The increase in property administrative expense was primarily due to higher employee compensation costs, higher property legal expenses and costs associated with training programs implemented in 2003. The increase in insurance expense was due to increases in industry-wide rates and premiums related to a $100 million terrorism insurance policy entered into in the second quarter of 2002. Real estate taxes decreased due to the timing of final reassessments of some properties in 2002.

              COMPARISON OF THE YEAR ENDED DECEMBER 31, 2002 TO THE
                   YEAR ENDED DECEMBER 31, 2001 (IN THOUSANDS,
                  EXCEPT NUMBER OF PROPERTIES AND PERCENTAGES)

                                                  YEAR ENDED DECEMBER 31,
                                               --------------------------                  PERCENT
                                                 2002             2001         CHANGE(1)    CHANGE
                                                 ----             ----         ---------    ------
REVENUE FROM RENTAL OPERATIONS:
   Scheduled cash rents ...................    $ 320,505       $ 315,969       $  4,536         1%
   Straight-line rents ....................        4,629           8,539         (3,910)       46
   Tenant reimbursements ..................       21,161          20,596            565         3
   Parking, net of expense ................       20,343          20,722           (379)       (2)
   Other rental operations ................        7,603          16,855         (9,252)      (55)
                                               ---------       ---------        -------       ---
     Total revenue from rental operations..      374,241         382,681         (8,440)       (2)
                                               =========       =========       ========       ===

PROPERTY EXPENSES:
   Repairs and maintenance ................       35,294          33,018          2,276         7
   Utilities ..............................       32,338          30,657          1,681         5
   Real estate taxes ......................       27,290          27,067            223         1
   Insurance ..............................        7,291           5,141          2,150        42
   Ground rent ............................          895           1,884           (989)      (52)
   Administrative .........................       13,911          12,654          1,257        10
                                               ---------       ---------        -------       ---
     Total property expenses ..............      117,019         110,421          6,598         6
                                               ---------       ---------        -------       ---
     Property operating results(2) ........      257,222         272,260        (15,038)       (6)
   General and administrative .............       11,804          11,083            721         7
   Interest ...............................       87,827          85,949          1,878         2
   Depreciation and amortization ..........      100,317          92,613          7,704         8
   Interest and other income ..............       (2,541)         (2,939)          (398)      (14)
                                               ---------       ---------        -------       ---
   Income from continuing operations
     before gain on sale of properties
     and minority interest ..............      $  59,815       $  85,554       $(25,739)      (30)%
                                               =========       =========       ========       ===
     Discontinued operations (3) ........      $  15,991       $  16,239       $   (248)       (2)%
                                               =========       =========       ========       ===

OTHER DATA:
   NUMBER OF PROPERTIES:
  Acquired during period ........                      5              --
  Completed and placed in service
     during period ..............                      1               1
  Disposed of during period .....                     (3)            (10)
  Owned at end of period ........                    136(4)          133
NET RENTABLE SQUARE FEET:
  Acquired during period ........                    803              --
  Completed and placed in service
     during period ..............                    287             162
  Disposed of during period .....                   (205)           (573)
  Owned at end of period ........                 19,132(4)       18,247

--------------

(1) Variances for Revenues from Rental Operations and Property Operating Expenses are discussed as part of "Properties Owned for all of 2001 and 2002" below.

(2) Property Operating Results are discussed as part of "Variance for Revenue from Rental Operations and Property Operating Expenses" below.

(3)   Discontinued operations for 2001 and 2002 are discussed below.

(4) Excludes one development property containing approximately 283,000 net rentable square feet under lease-up.

         General and administrative expenses increased approximately $721,000, or 7%, in 2002 as compared to 2001. This increase was primarily due to employee separation costs and higher external legal and accounting costs in 2002.

         Interest expense increased approximately $1.9 million, or 2%, in 2002 as compared to 2001. This increase was primarily due to an increase in borrowings in 2002 for property acquisitions and lower interest capitalized in 2002. Capitalized interest in 2002 was lower as we ceased capitalizing interest on our 6080 Center Drive in May 2002. The increase in interest expense was partially offset by lower effective interest rates in 2002.

         Depreciation and amortization expense increased by approximately $7.7 million, or 8%, in 2002 as compared to 2001. The increase was primarily due to depreciation related to two newly developed properties placed in service since the fourth quarter of 2001, five properties acquired during 2002 and depreciation expense recorded in 2002 related to properties previously held for sale in 2001 for which no depreciation expense was recorded in 2001 while classified as held for sale.

         Interest and other income decreased by approximately $398,000, or 14%, in 2002 as compared to 2001, primarily due to lower interest income earned in 2002 from our restricted cash balances required by mortgage loans on lower effective interest rates in 2002. The decrease in interest income was partially offset by the early repayment of our mortgage notes receivable in October 2002 which resulted in approximately $375,000 higher net interest income from these notes.

VARIANCES FOR REVENUE FROM RENTAL OPERATIONS AND PROPERTY OPERATING EXPENSES

         The increase in revenue from rental operations and property operating expenses in 2002 as compared to 2001 was primarily due to a 2.2% reduction in the average occupancy and the timing of lease termination settlements and other non-recurring items in our portfolio of 128 properties that we owned as part of continuing operations for all of 2002.

         Following is a summary of the increase in revenue from rental operations and property operating expenses that relates to the 20 properties that were either sold, acquired or placed in service after January 1, 2001 and for the 128 non-development properties we owned as part of continuing operations for all of 2001 and 2002 (in thousands, except number of properties).

                                                              PROPERTIES SOLD,
                                                             ACQUIRED, PLACED IN       NON-DEVELOPMENT
                                                              SERVICE OR UNDER       PROPERTIES OWNED FOR
                                                 TOTAL        DEVELOPMENT AFTER         ALL OF 2001 AND
                                               VARIANCE(1)     JANUARY 1, 2001               2002(2)
                                              ------------   -------------------     -------------------
REVENUE FROM RENTAL OPERATIONS:
  Scheduled cash rents..................      $    4,536         $     2,805         $      1,731
  Straight-line rents...................          (3,910)                752               (4,662)
  Tenant reimbursements.................             565                  94                  471
  Parking, net of expense...............            (379)                 11                 (390)
  Other rental operations...............          (9,252)             (2,409)              (6,843)
                                              ----------         -----------         ------------
                                              $   (8,440)        $     1,253         $     (9,693)
                                              ==========         ===========         ============
PROPERTY EXPENSES:
  Repairs and maintenance...............      $    2,276         $       554         $      1,722
  Utilities.............................           1,681                  64                1,617
  Real estate taxes.....................             223                 626                 (403)
  Insurance.............................           2,150                (131                2,281
  Ground rent...........................            (989)                 --                 (989)
  Administrative........................           1,257                 546                  711
                                              ----------         -----------         ------------
                                              $    6,598         $     1,659         $      4,939
                                              ==========         ===========         ============
OTHER DATA:
  Number of properties..................              20                 129
  Net rentable square feet..............           2,030              17,880

----------

(1)   The components outlined above comprise our Property Operating
      Results. Property Operating Results is a non-GAAP measure of performance. Property Operating Results is used by investors and our management to evaluate and compare the performance of our office properties and to determine trends in earnings. Property Operating Results is also employed by investors as one of the components used to estimate the value of our properties. Property Operating Results is used for the purposes noted above because it is not affected by (1) the cost of funds of the property owner, (2) the impact of depreciation and amortization expense as well as
      gains or losses from   the sale of operating real estate assets that are
      included in net income computed in accordance with Generally Accepted Accounting Principles, or GAAP or (3) general and administrative expenses and other specific costs such as permanent impairments to carrying costs. The cost of funds is eliminated from net income because it is specific to the particular financing capabilities and constraints of the owner. The cost of funds is also eliminated because it is dependent on historical interest rates and other costs of capital as well as past decisions made by us regarding the appropriate mix of capital, which may have changed or may change in the future. Depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets are eliminated because they may not accurately represent the actual change in value in our office properties that result from use of the properties or changes in market conditions. While certain aspects of real property do decline in value over time in a manner that is reasonably captured by depreciation and amortization, the value of the properties as a whole have historically increased or decreased in value as a result of changes in overall economic conditions as well as the actual use of the property or the passage of time. Gains and losses from the sale of real property vary from property to property and are affected by market conditions at the time of sale which will usually change from period to period. These gains and losses can create distortions when comparing one period to another or when comparing our operating results to the operating results of other real estate companies that have not made similarly timed purchases and subsequent sales. General and administrative expenses and other owner specific costs such as impairment losses are eliminated because these costs are also in large part specific to the ownership structure and timing of purchases of the owner. We believe that eliminating these costs from net income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating our office properties as well as trends in occupancy rates, rental rates and operating costs.

      However, the usefulness of Property Operating Results is limited because it excludes general and administrative costs, interest expense, interest income, depreciation and amortization expense and gains or losses from the sale of properties, changes in value in our real estate properties that result from use or permanent impairment to carrying costs as stipulated by GAAP, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, all of which are significant economic costs. Property Operating Results may fail to capture significant trends in these components of net income which further limits its usefulness.

      Property Operating Results is a measure of the operating performance of our office properties but does not measure our performance as a whole. Property Operating Results is therefore not a substitute for net income as computed in accordance with GAAP. This measure should be analyzed in conjunction with net income computed in accordance with GAAP and discussions elsewhere in "Management's Discussion and Analysis of Financial Condition and Results of Operations" regarding the components of net income that are eliminated in the calculation of Property Operating Results. Other companies may use different methods for calculating Property Operating Results or similarly entitled measures and, accordingly, our Property Operating Results may not be comparable to similarly entitled measures reported by other companies that do not define the measure exactly as we do.

      The following is a reconciliation of Property Operating Results to net income computed in accordance with GAAP (in thousands):

                                                                 Year Ended December 31,
                                                        ----------------------------------------
                                                            2002         2001           2000
                                                        ------------   ----------    -----------
Net Income.........................................     $      77,66   $  106,257    $   105,209
                                                        ------------   ----------    -----------
Add:
   General and administrative expense..............           11,804       11,083          8,306
   Interest expense................................           87,827       85,949         78,495
   Depreciation and amortization...................          100,317       92,613         78,672
   Minority interest...............................              110          127            144
Less:

   Interest and other income.......................           (2,541)      (2,939)         (3,523)
   Discontinued operations.........................          (15,991)     (16,239)        (13,821)
   Gain on sale of operating properties............           (1,967)      (4,591)         (2,132)
                                                        ------------   ----------    -----------
Property Operating Results.........................     $    257,222   $  272,260    $    251,350
                                                        ------------   ----------    -----------

(2) The operating results for properties included in continuing and discontinued operations that were owned for all of 2001 and 2002 are discussed below.

DISCONTINUED OPERATIONS

         SFAS 144, effective January 1, 2002, requires, among other things, that the operating results of real estate properties classified as held for disposition subsequent to January 1, 2002 be included in discontinued operations in the statements of income for all periods presented. The table below summarizes the operating results of thirteen properties classified as held for disposition as of December 31, 2003 as well as eight properties sold during 2003.

         The results of operations for the thirteen properties classified as held for disposition as of December 31, 2003 and eight properties sold during 2003 for the years ended December 31, 2002 and 2001 are as follows (in thousands, except number of properties):

                                                      YEAR ENDED DECEMBER 31,
                                              ----------------------------------------    PERCENT
                                                  2002          2001         CHANGE        CHANGE
                                              -----------    ----------    -----------    --------
DISCONTINUED OPERATIONS:
    Revenues..............................    $    41,979    $   35,846    $     6,133          17%
    Property operating expenses...........         14,199        12,155          2,044          17
                                              -----------    ----------    -----------    --------
                                                   27,780        23,691          4,089          17
    Depreciation and amortization.........         11,100         9,206          1,894          21
    Interest expense......................            689        (1,754)         2,443         139
                                              -----------    ----------    -----------    --------
    Discontinued operations...............    $    15,991    $   16,239    $      (248)         (2)%
                                              ===========    ==========    ===========    ========
OTHER DATA:
   Number of properties...................             21            21
   Net rentable square feet...............          1,435         1,435

The variances in operating results for the thirteen properties held for disposition as of December 31, 2003 included in discontinued operations above and which were owned for all of 2001 and 2002 are discussed as part of "Properties Owned for all of 2001 and 2002" immediately below.

PROPERTIES OWNED FOR ALL OF 2001 AND 2002

         Following is a comparison of property operating data for the 129 non-renovation/non-development properties we owned for all of 2001 and 2002 reported in continuing and discontinued operations (in thousands, except number of properties and percentages):

                                                 YEAR ENDED DECEMBER 31,
                                              --------------------------       DOLLAR       PERCENT
                                                 2002          2001            CHANGE        CHANGE
                                              ----------     -----------    -----------     -------
Revenue from rental operations............    $  391,893     $   401,586    $    (9,693)         (2)%
Property expenses.........................       123,700         118,761          4,939           4
                                              ----------     -----------    -----------      ------
                                                 268,193     $   282,825    $   (14,632)         (5)%
                                              ==========     ===========    ===========      ======
Straight-line rents.......................         3,412     $     8,074
                                              ==========     ===========
Number of properties......................           129             129
Average occupancy.........................          91.1%           93.3%
Net rentable square feet..................        17,880          17,880

         Revenue from rental operations for these properties decreased by approximately $9.7 million, or 2%, in 2002 as compared to 2001. The decrease was due to a $6.8 million decrease in revenue from other rental operations, a $4.7 million decrease in straight-line rents and a $390,000 decrease in parking income that was partially offset by an approximate $1.7 million increase in scheduled cash rents and a $471,000 increase in tenant reimbursements. The decrease in revenue from other rental operations was primarily attributable to decreases in lease termination settlements in 2002, while straight-line rents decreased primarily due to the turning over of straight-line rents for older leases. Parking income decreased due to the 2.2% decline in average occupancy. Scheduled cash rents increased primarily due to scheduled rent increases and rental rate growth attained on new and renewed leases which were partially offset by the decline in average occupancy. Tenant reimbursements increased primarily due to recovery billings for higher operating expenses in 2002 as discussed below.

         Property expenses for these properties increased by approximately $4.9 million, or 4%, in 2002 as compared to 2001. The increase was primarily due to a $2.3 million increase in insurance expense in 2002, a $1.7 million increase in repairs and maintenance and a $1.6 million increase in utility expenses which were partially offset by a $989,000 decrease in ground rent expense. The increase in insurance expense was due to increases in industry-wide rates in 2002 and premiums related to a $100 million terrorism insurance policy entered into in the second quarter of 2002. Repairs and maintenance expense increased in 2002 primarily due to higher janitorial costs while utility costs increased due to rate increases enacted in May 2001. Ground rent expense decreased in 2002 due to lower operating income from one of our properties with a participating ground lease.

LIQUIDITY AND CAPITAL RESOURCES

      CASH FLOWS

         Cash provided by operating activities decreased by approximately $18.4 million to $181.7 million in 2003 as compared to $200.1 million in 2002. This decrease was primarily due to the loss of operating cash flows on eleven properties sold since the beginning of 2002 as part of our capital recycling program, which have been only partially offset by the increased cash flows on five properties acquired in the third quarter of 2002 and cash flows for one development property placed in service subsequent to January 1, 2002. In addition, in 2002, as a result of collection efforts implemented, we reduced our outstanding trade receivables by approximately $6.8 million.

         Cash used in investing activities decreased by approximately $192.6 million to $20.4 million in 2003 as compared to $213.0 million in 2002. The decrease was primarily due to the acquisition of five properties for approximately $135 million in the third quarter of 2002 and the sale of eight properties in 2003 for approximately $91.0 million in net proceeds. In 2002, we sold three properties for approximately $24.3 million in net proceeds.

         Cash used in financing activities increased by approximately $140.6 million to an outflow of $160.7 million in 2003 as compared to an outflow of $20.1 million in 2002. This increase was primarily due to the proceeds from our term loan in the third quarter of 2002 and higher net repayments in 2003 on our unsecured lines of credit from proceeds generated from our capital recycling program.

         CASH BALANCES AND AVAILABLE BORROWINGS

         As of December 31, 2003, we had approximately $24.4 million in cash and cash equivalents, including $19.7 million in restricted cash. Restricted cash consisted of $13.7 million in interest bearing cash deposits required by five of our mortgage loans and $6.0 million in cash impound accounts for real estate taxes and insurance as required by several of our mortgage loans.

         Through our Operating Partnership, we have access to a total of $330 million under two unsecured lines of credit. As of December 31, 2003, $161 million was outstanding and $169 million was available under these unsecured lines of credit.

         CAPITAL RECYCLING PROGRAM

         We have a capital recycling program under which we evaluate our existing portfolio of properties and current market opportunities to determine if the sale or purchase of properties would improve the overall quality or return on invested capital of our existing portfolio of properties. Proceeds from sales of properties may be used to pay down our borrowings until we identify attractive properties to purchase. During 2003 we sold eight properties totaling approximately 598,000 square feet for approximately $93.5 million in gross sales proceeds. We used the net proceeds from these dispositions to reduce the outstanding balance on our Operating Partnership's Wells Fargo unsecured line of credit. In December 2003 we acquired one office property consisting of 101,433 square feet for approximately $23.4 million.

      DEBT SUMMARY

         Following is a summary of scheduled principal payments for our total outstanding indebtedness as of December 31, 2003 (in thousands):

   Year                                                         Amount
----------                                                  --------------
   2004.................................................    $      184,466
   2005.................................................           207,470
   2006.................................................           297,859(1)
   2007.................................................           158,961
   2008.................................................           230,985
   2009.................................................           112,550
   2010.................................................           150,565
   2011.................................................               710
   2012.................................................               768
   2013.................................................               845
   Thereafter...........................................             4,602
                                                            --------------
     Total..............................................    $    1,349,781
                                                            ==============

----------
(1)   Includes $158 million outstanding on the Well line of credit.

Following is other information related to our indebtedness as of December 31, 2003 (in thousands, except percentage and interest rate data):

UNSECURED AND SECURED DEBT:

                                                                         WEIGHTED
                                                                         AVERAGE
                                          BALANCE            PERCENT  INTEREST RATE (1)
                                         ----------          -------  -----------------
                                          (000's)
Unsecured Debt .....................     $  784,952             58%        6.58 %
Secured Debt .......................        564,829             42         7.37
                                         ----------            ---         ----
Total Debt .........................     $1,349,781            100%        6.91 %
                                         ==========            ===         ====

FLOATING AND FIXED RATE DEBT:

                                                                         WEIGHTED
                                                                         AVERAGE
                                          BALANCE            PERCENT  INTEREST RATE (1)
                                          (000's)
Floating Rate Debt(2)...............     $  211,000             16%        3.93 %
Fixed Debt(3).......................      1,138,781             84         7.46
                                         ----------            ---         ----
Total Debt..........................     $1,349,781            100%        6.91 %
                                         ==========            ===         ====

----------

(1)      Includes amortization of prepaid financing costs.

(2) Includes $100 million of fixed rate debt that has been converted to floating rate through interest rate hedge agreements.

(3) Includes $175 million of floating rate debt that has been fixed through interest rate hedge agreements.

         CONSOLIDATED INCOME AVAILABLE FOR DEBT SERVICE AND COMPLIANCE WITH PRINCIPAL FINANCIAL COVENANTS

         Consolidated Income Available for Debt Service is a non-GAAP measurement of our performance and liquidity. Consolidated Income Available for Debt Service is presented below because this data is used by investors and our management as a supplemental measure to (a) evaluate our operating performance and compare it to other real estate companies, (b) determine trends in earnings,
(c) determine our ability to service debt and (d) determine our ability to fund future capital expenditure requirements. As discussed more fully below, Consolidated Income Available for Debt Service is also used in several financial covenants we are required to satisfy each quarter under the terms of our principal debt agreements.

         Consolidated Income Available for Debt Service permits investors and management to view income from our operations on an unleveraged basis before the effects of non-cash depreciation and amortization expense. By excluding interest expense, Consolidated Income Available for Debt Service measures our operating performance independent of our capital structure and indebtedness and, therefore, allows for a more meaningful comparison of our operating performance between quarters as well as annual periods and to compare our operating performance to that of other companies, and to more readily identify and evaluate trends in earnings.

         The usefulness of Consolidated Income Available for Debt Service is limited because it does not reflect interest expense, taxes, gains or losses on sales of property, losses on valuations of derivatives, asset impairment losses, cumulative effect of a change in accounting principle, extraordinary items as defined by GAAP and depreciation and amortization costs. These costs have been or may in the future be incurred by us, each of which affects or could affect our operating performance and ability to finance our investments at competitive borrowing costs, successfully maintain our REIT status, and acquire and dispose of real estate properties at favorable prices to us. Some of these costs also reflect changes in value in our properties that result from use or changes in market conditions and the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties. Due to the significance of the net income components excluded from Consolidated Income Available for Debt Service, this measure should not be considered an alternative to (and should be considered in conjunction with) net income, cash flow from operations, and other performance or liquidity measures prescribed by GAAP. This measure should also be analyzed in conjunction with discussions elsewhere in "Management's Discussion and Analysis of Financial Condition and Results of Operations" regarding the items eliminated in the calculation of Consolidated Income Available for Debt Service.

         The reader is cautioned that Consolidated Income Available for Debt Service, as calculated by Arden Realty, may not be comparable to similar measures reported by other companies (under names such as or similar to Consolidated Income Available for Debt Service, EBITDA or adjusted EBITDA) that do not define this measure exactly the same as Arden Realty does.

         Arden Realty calculates Consolidated Income Available for Debt Service as follows:

                                                                        YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------------------------
                                                         2003        2002         2001       2000        1999
                                                       ---------   ---------   ---------   ---------   ---------
Net cash provided by operating activities ...........  $ 181,482   $ 199,922   $ 204,667   $ 192,152   $ 170,354

Add:
   Interest expense .................................     93,093      87,827      85,949      78,495      60,135
   Interest expense from discontinued operations ....        674         689      (1,754)        (89)        104
   Gain on repayment on mortgage note receivable ....         --         750          --          --          --

Less:
   Amortization of loan costs and fees ..............     (3,972)     (3,807)     (3,568)     (3,568)     (2,868)
   Amortization of deferred compensation ............     (2,251)     (1,199)     (1,938)       (586)         --

Changes in operating assets and liabilities:
   Rent and other receivables .......................        771      (6,768)     (3,775)      1,080       2,279
   Deferred rent ....................................        557       4,657       7,401       7,656       6,928
   Prepaid financing costs, expenses and other assets      1,494       2,997       4,366       7,480       1,456
   Accounts payable and accrued expenses ............      2,365      (9,729)     (4,388)    (11,359)     (4,250)
   Security deposits ................................     (1,676)       (962)       (213)     (3,397)     (2,140)
                                                       ---------   ---------   ---------   ---------   ---------
Consolidated Income Available for Debt Service ......  $ 272,537     274,377   $ 286,747   $ 267,864   $ 231,998
                                                       =========   =========   =========   =========   =========

                                                                        YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------------------------
                                                         2003        2002        2001       2000        1999
                                                      ---------     -------   ---------   ---------   ---------
Net Income .........................................  $  58,509      70,175   $  97,759   $  96,710   $  96,626

Add:
   Interest expense ................................     93,093      87,827      85,949      78,495      60,135
   Interest expense from discontinued operations....        674         689      (1,754)        (89)        104
   Depreciation and amortization ...................    111,952     100,317      92,613      78,672      63,858
   Minority interest ...............................      5,375       5,816       7,046       7,158       4,726
   Minority interest from discontinued operations...        499         420         519         455         570
   Depreciation from discontinued operations .......      8,372      11,100       9,206       8,595       5,979

Less:
   Gain on sale of discontinued properties .........     (5,937)         --          --          --          --

   Gain on sale of operating properties ............         --      (1,967)     (4,591)     (2,132)         --
                                                      ---------     -------   ---------   ---------   ---------
Consolidated Income Available for Debt Service .....  $ 272,537     274,377   $ 286,747   $ 267,864   $ 231,998
                                                      =========     =======   =========   =========   =========

         Consolidated Income Available for Debt Service is also presented because it is used in ratios contained in the principal financial covenants of the Indenture governing our publicly traded senior unsecured notes and our Credit Agreement with a syndicate of banks led by Wells Fargo. As of December 31, 2003, our senior unsecured notes represented 37% of our total outstanding debt and amounts outstanding under our Wells Fargo unsecured line of credit represented 12% of our total outstanding debt. The Consolidated Income Available for Debt Service ratios and the other ratios reported below are part of financial covenants we are required to satisfy each fiscal quarter. We believe information about these ratios is useful to (1) confirm that we are in compliance with the financial covenants of our principal loan agreements, (2) evaluate our ability to service our debt, (3) evaluate our ability to fund future capital expenditures, and (4) compare our ratios to other real estate companies, including other REITs, that present the same ratios.

         If we were to fail to satisfy these financial covenants, we would be in default under the terms of the Indenture for the senior unsecured notes and/or the Wells Fargo Credit Agreement. A default under those agreements could accelerate the obligation to repay such debt and could cause us to be in default under our other debt agreements. Depending on the circumstances surrounding such acceleration, we might not be able to repay the debt on terms that are favorable to us, or at all, which could have a material adverse affect on our financial condition and our ability to raise capital in the future.

         The reader is cautioned that these ratios, as calculated by us, may not be comparable to similarly entitled ratios reported by other companies that do not calculate these ratios exactly the same as we do. These ratios should not be considered as alternatives to the ratio of earnings to fixed charges.

         The following table summarizes the principal ratios contained in the financial covenants of our senior unsecured notes and Wells Fargo unsecured line of credit as of December 31, 2003 (in thousands, except percentage and covenant ratio data):

Net investment in real estate....................        $    2,646,699
Cash and cash equivalents........................                 4,707
Restricted cash..................................                19,694
Accumulated depreciation and amortization(1).....               456,432
                                                         --------------
Total Assets.....................................        $    3,127,532
                                                         ==============
Total unencumbered assets........................        $    1,793,226
                                                         ==============
Mortgage loans payable(2)........................        $      564,829
Unsecured lines of credit........................               161,000
Unsecured term loan..............................               125,000
Unsecured senior notes, net of discount..........               498,952
                                                         --------------
Total Outstanding Debt...........................        $    1,349,781
                                                         ==============
Consolidated Income Available for Debt Service...        $      272,537
                                                         ==============
Interest incurred(3) ............................        $       96,263
Loan fee amortization(3).........................                (3,589)
                                                         --------------
Debt Service(3)..................................        $       92,674
                                                         ==============

                            COVENANT RATIOS                                                  TEST                 ACTUAL
-------------------------------------------------------------------------------          -----------------         -----
Ratio of Consolidated Income Available for Debt Service  to Debt Service.......          Greater than 1.5            2.9
Ratio of Consolidated Income Available for Debt Service to interest expense....          Greater than 2.0            3.0
Ratio of Consolidated Income Available for Debt Service to fixed charges (4)...          Greater than 1.75           2.2
Total Outstanding Debt/Total Assets............................................          Less than 60%                43 %
Secured Debt/Total Assets......................................................          Less than 40%                18 %
Unencumbered Assets/Unsecured Debt.............................................          Greater than 150%           228 %

----------

(1) Includes accumulated depreciation related to a property currently held for disposition.

(2) Represents 10 secured loans that are secured by 71 properties in our portfolio.

(3) Represents amounts for the most recent four consecutive quarters. Loan fee amortization excludes discount amortization on senior unsecured notes.

(4) Fixed charges consist of interest costs, whether expensed or capitalized, principal payments on all debt, an amount equal to $0.3125 per quarter multiplied by the weighted average gross leaseable square feet of the portfolio at the end of the period and preferred unit distributions.

         Total interest incurred and the amount capitalized was as follows (unaudited and in thousands):

                                                      YEAR ENDED DECEMBER 31,
                                   -----------------------------------------------------------
                                         2003                  2002                 2001
                                   ----------------      ----------------     ----------------
Total interest incurred(1)....     $         96,263      $         94,162     $         93,290
Amount capitalized............               (2,496)               (5,646)              (9,095)(2)
                                   ----------------      ----------------     ----------------
Amount expensed(1)............     $         93,767      $         88,516     $         84,195
                                   ================      ================     ================

----------

(1) Includes interest expense for a property classified as part of discontinued operations.

(2) Includes approximately $2.5 million of interest capitalized on an office property that was classified as part of discontinued operations for the year ended December 31, 2001.

FUTURE CAPITAL RESOURCES

         We may sell assets over the next twelve to twenty-four months. Due to market conditions beyond our control, it is difficult to predict the actual period and amount of these asset sales. Also depending on market conditions, at the time any such sales proceeds are realized, we expect to place such amounts into investments that we believe will generate higher long-term value, which may include development or redevelopment of office buildings, acquisitions of existing buildings or repurchases of Arden Realty's common stock. In addition, we expect to use a portion of any proceeds to pay down portions of our debt in order to maintain our conservative leverage and coverage ratios.

         We expect to continue meeting our short-term liquidity and capital requirements generally through net cash provided by operating activities, proceeds from our lines of credit or from asset sales. We believe that the net cash provided by operating activities will continue to be sufficient to pay any distributions necessary to enable Arden Realty to continue qualifying as a REIT. We also believe the foregoing sources of liquidity will be sufficient to fund our short-term liquidity needs over the next twelve months, including recurring non-revenue enhancing capital expenditures, tenant improvements and leasing commissions.

         We expect to meet our long-term liquidity and capital requirements such as scheduled principal repayments, development costs, property acquisitions, if any, and other non-recurring capital expenditures through net cash provided by operations, refinancing of existing indebtedness, proceeds from asset sales and/or the issuance of long-term debt and equity securities.

         Recurring non-revenue enhancing capital expenditures represent building improvements and leasing costs required to maintain current revenue. Recurring capital expenditures do not include immediate building improvements that were taken into consideration when underwriting the purchase of a building or which are being incurred to bring a building up to our operating standards or to reach stabilization. We consider a property to be stabilized when the property is at least 95% leased. Recurring capital expenditures consist primarily of replacement components such as new elevators, roof replacements and upgrade requirements required by new safety codes such as new fire-life-emergency systems.

         Non-recurring capital expenditures represent improvement costs incurred to improve a property to our operating standards or reach stabilization. These costs are normally taken into consideration during the underwriting process for a given property's acquisition. Non-recurring capital expenditures include improvements such as new building expansion and some renovation costs.

         We capitalize both recurring capital expenditures and non-recurring capital expenditures due to the probable benefit derived in future years from both non-recurring as well as recurring capital expenditures.

         CONTRACTUAL OBLIGATIONS

         As of December 31, 2003, we were subject to certain contractual payment obligations as described in the table below.

                                                                     PAYMENTS DUE BY PERIOD
                                 ----------------------------------------------------------------------------------------------
                                   TOTAL          2004          2005          2006          2007          2008       THEREAFTER
                                 ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                                                         (IN THOUSANDS)
Contractual Obligations:
Long-term debt
   Mortgage debt                 $  564,829    $  181,850    $    7,776    $   15,140    $    8,710    $  231,109    $  120,244
   Unsecured senior notes           500,270            --       199,974            --       150,376            --       149,920
   Unsecured term loan              125,000            --            --       125,000            --            --            --
Unsecured line of credit            161,000         3,000            --       158,000            --            --            --
Ground leases                       120,092         1,785         1,815         1,840         1,865         1,865       110,922
Capital commitments                   9,089         9,089            --            --            --            --            --
                                 ----------    ----------    ----------    ----------    ----------    ----------    ----------
Total Contractual Obligations    $1,480,280    $  195,724    $  209,565    $  299,980    $  160,951    $  232,974    $  381,086
                                 ==========    ==========    ==========    ==========    ==========    ==========    ==========

FUNDS FROM OPERATIONS

         The following table reflects the calculation of our funds from operations for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 (in thousands, except percentages):

                                                                                    YEAR ENDED DECEMBER 31,
                                                                  ------------------------------------------------------------
                                                                    2003        2002          2001         2000        1999
                                                                  ---------   ---------    ----------   ----------   ---------
                                                                       (IN THOUSANDS, EXCEPT RATIO AND PER SHARE AMOUNTS)
FUNDS FROM OPERATIONS (1):
   Net income..................................................   $  65,994   $  77,663    $ 106,257    $ 105,209    $ 102,393
   Depreciation from discontinued operations...................       8,372      11,100        9,206        8,595        5,979
   Gain on sale of discontinued properties.....................      (5,937)         --           --           --           --
   Depreciation and amortization...............................     111,952     100,317       92,613       78,672       63,858
   Gain on sale of operating properties........................          --      (1,967)      (4,591)      (2,132)          --
   Income allocated to Preferred Operating
       Partnership Units.......................................      (4,312)     (4,312)      (4,312)      (4,312)      (1,354)
                                                                  ---------   ---------    ---------    ---------    ---------
FUNDS FROM OPERATIONS (2)......................................     176,069     182,801      199,173      186,032      170,876

Arden Realty's percentage share (3)............................        97.4%       97.3%        96.8%        96.7%        96.2%
                                                                  ---------   ---------    ---------    ---------    ---------
Arden Realty's share of Funds from Operations                     $ 171,491   $ 177,865    $ 192,799    $ 179,893    $ 164,383
                                                                  =========   =========    =========    =========    =========
Weighted average common shares and operating partnership units
   outstanding - Diluted.......................................      65,513      66,098       66,132       65,759       65,566
                                                                  =========   =========    =========    =========    =========

------------------
(1) We believe that funds from operations, or FFO, is a useful supplemental measure of our operating performance. We compute FFO in accordance with standards established by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in April 2002. The White Paper defines FFO as net income or loss computed in accordance with generally accepted accounting principles, or GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

         We believe that FFO, by excluding depreciation costs, the gains or losses from the sale of operating real estate properties and the extraordinary items as defined by GAAP, provides an additional perspective on our operating results. However, because these excluded items have a real economic effect, FFO is a limited measure of performance.

         FFO captures trends in occupancy rates, rental rates and operating costs. FFO excludes depreciation and amortization costs and it does not capture the changes in value in our properties that result from use or changes in market conditions or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, all of which are significant economic costs. Therefore, its ability to measure performance is limited.

         Because FFO excludes significant economic components of net income determined in accordance with GAAP, FFO should be used as an adjunct to net income and not as an alternative to net income. FFO should also not be used as an indicator of our financial performance, or as a substitute for cash flow from operating activities determined in accordance with GAAP or as a measure of our liquidity. FFO is not by itself indicative of funds available to fund our cash needs, including our ability to pay dividends or service our debt. Therefore, FFO only provides investors with an additional performance measure that when combined with measures computed in accordance with GAAP such as net income, cash flow from operating activities, investing activities and financing activities provides investors with an indication of our ability to service debt and to fund acquisitions and other expenditures.

         FFO is used by investors to compare our performance with other real estate companies. Other real estate companies may use different methods for calculating FFO and, accordingly, our FFO may not be comparable to other real estate companies.

(2) Includes approximately $2.3 million, $1.2 million, $1.9 million and $586,000 in non-cash compensation expense for the years ended December 31, 2003, 2002, 2001 and 2000, respectively.

(3) Represents Arden Realty's weighted average ownership percentage during the respective twelve month period.

CURRENT ECONOMIC CLIMATE

         Our short and long-term liquidity, ability to refinance existing indebtedness, ability to issue long-term debt and equity securities at favorable rates and our dividend policy are significantly impacted by the operating results of our properties, all of which are located in Southern California. Our ability to lease available space and increase rates when leases expire is largely dependent on the demand for office space in the markets where our properties are located. We believe current uncertainty over the national and Southern California economic environment is exerting downward pressures on the demand for Southern California commercial office space. We are expecting continued downward pressures on occupancy and rental rates and upward pressures on leasing costs due to several factors including, among others, the following:

         - Non-farm job growth in Southern California, which we believe to be a leading indicator of office demand, was negative in 2003 and is largely dependent on improved economic activity;

         - Rental rates decreased in 2003 and are expected to decrease further in 2004 due to the state of the local economy and competition from other office landlords;

         - Tenant concessions for new and renewal leases increased in some submarkets in 2003 and are expected to further increase due to competition from other office landlords;

         - Some tenants are under-utilizing their existing space and can therefore expand internally before they need new space;

         - Sublease space is impacting vacancy and rental rates in some submarkets; and

         -        Over-building has increased vacancy rates in some submarkets.

         Although these factors were present during 2003, the occupancy of our portfolio increased 0.3% from 90.1% as of December 31, 2002 to 90.4% as of December 31, 2003.

         According to published reports, overall market rental rates in Southern California declined 1% to 2% during 2003. Given the current trends, including the expected continued occupancy pressures and more aggressive pricing from competing landlords and sublease space, we expect market rates may decline by up to an additional 2% in 2004. Concessions also rose during 2003. As occupancy pressures continue, we expect concessions in either free rent or higher tenant improvement allowances to continue until vacancies decline to a level where landlords regain pricing power.

         The timing and extent of future changes in the national and local economy and their effects on our properties and results of operations are difficult to accurately predict. It is possible, however, that these national and regional issues may more directly affect us and our operating results in the future, making it more difficult for us to lease and renew available space, to increase or maintain rental rates as leases expire and to collect amounts due from our tenants. For additional information, see "Risk Factors - Further declines in the economic activity of Southern California will adversely affect our operating results," " - The financial condition and solvency of our tenants may reduce our cash flow," and "- Rising energy costs and power outages in California may have an adverse effect on our operations and revenue."

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         See financial statements commencing on page F-1.

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a) FINANCIAL STATEMENTS

See financial statements commencing on page F-1.

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Arden Realty Limited Partnership

         We have audited the accompanying consolidated balance sheets of Arden Realty Limited Partnership as of December 31, 2003 and 2002 and the related consolidated statements of income, partners' capital, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the management of Arden Realty Limited Partnership. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arden Realty Limited Partnership at December 31, 2003 and 2002 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

         As discussed in Note 3 to the financial statements, on January 1, 2002, Arden Realty, Inc. adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

Los Angeles, California                            /s/ ERNST & YOUNG LLP
February 3, 2004,
except for Notes 3 and 9,
as to which the date is
February 21, 2005

                        ARDEN REALTY LIMITED PARTNERSHIP
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT UNIT DATA)

                                                                                      DECEMBER 31,
                                                                               ---------------------------
                                                                                   2003           2002
                                                                               -----------     -----------
ASSETS
Investment in real estate:
     Land ................................................................     $   438,342     $   436,383
     Buildings and improvements ..........................................       2,029,276       2,002,828
     Tenant improvements and leasing commissions .........................         329,285         299,856
                                                                               -----------     -----------
                                                                                 2,796,903       2,739,067
     Less:  accumulated depreciation and amortization ....................        (432,814)       (357,301)
                                                                               -----------     -----------
                                                                                 2,364,089       2,381,766
     Properties under development ........................................          75,627          65,296
     Land available for development ......................................          23,723          23,731
     Properties held for disposition, net ................................         183,260         270,831
                                                                               -----------     -----------
         Net investment in real estate ...................................       2,646,699       2,741,624

Cash and cash equivalents ................................................           4,707           4,063
Restricted cash ..........................................................          19,694          20,498
Rent and other receivables, net of allowance of $4,041 and $4,001 at
     December 31, 2003 and 2002, respectively ............................           3,688           2,917
Due from general partner .................................................           4,972           3,428
Deferred rent, net of allowance of $2,216 and $1,627 at December 31,
     2003 and 2002, respectively ......................................             44,203          43,646
Prepaid financing costs, expenses and other assets, net of accumulated amortization of $13,781 and $10,181 at December 31, 2003 and 2002,
     respectively ........................................................          22,442          19,661
                                                                               -----------     -----------
         Total assets ....................................................     $ 2,746,405     $ 2,835,837
                                                                               ===========     ===========

LIABILITIES
Mortgage loans payable ...................................................     $   557,435     $   563,074
Mortgage loan payable - property held for disposition ....................           7,394           7,580
Unsecured lines of credit ................................................         161,000         208,587
Unsecured term loan ......................................................         125,000         125,000
Unsecured senior notes, net of discount ..................................         498,952         498,063
Accounts payable and accrued expenses .................................             54,317          55,705
Security deposits ........................................................          22,321          20,645
                                                                               -----------     -----------
         Total liabilities ............................................          1,426,419       1,478,654
Minority interest ........................................................           2,717           2,784

PARTNERS' CAPITAL
Preferred partner, 2,000,000 Series B Cumulative Redeemable Preferred
     Units outstanding at December 31, 2003 and 2002 .....................          50,000          50,000
General and limited partners, 66,113,199 and 64,701,042 common OP Units...
     outstanding at December 31, 2003 and 2002, respectively .............       1,282,822       1,318,426
Deferred compensation ....................................................         (14,952)        (11,259)
Accumulated other comprehensive loss .....................................            (601)         (2,768)
                                                                               -----------     -----------
         Total partners' capital .........................................       1,317,269       1,354,399
                                                                               -----------     -----------
         Total liabilities and partners' capital .........................     $ 2,746,405     $ 2,835,837
                                                                               ===========     ===========

See accompanying notes to financial statements.

                        ARDEN REALTY LIMITED PARTNERSHIP
                        CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                                 YEAR ENDED DECEMBER 31,
                                                                 ----------------------------------------------------
                                                                     2003                 2002               2001
                                                                 ------------        -------------       ------------
Property revenues..............................................  $    393,839        $     374,241       $    382,681
Property operating expenses....................................       126,034              117,019            110,421
                                                                 ------------        -------------       ------------
                                                                      267,805              257,222            272,260

General and administrative expenses............................        16,409               11,804             11,083
Interest.......................................................        93,093               87,827             85,949
Depreciation and amortization..................................       111,952              100,317             92,613
Interest and other income......................................          (733)              (2,541)            (2,939)
                                                                 ------------        -------------       ------------
Income from continuing operations before gain on sale of               47,084               59,815             85,554
  properties and minority interest.............................
Gain on sale of operating properties...........................            --                1,967              4,591
                                                                 ------------        -------------       ------------
Income from continuing operations before minority interest.....        47,084               61,782             90,145
Minority interest..............................................          (103)                (110)              (127)
                                                                 ------------        -------------       ------------
Income from continuing operations..............................        46,981               61,672             90,018
Discontinued operations........................................        13,076               15,991             16,239
Gain on sale of discontinued properties........................         5,937                   --                 --
                                                                 ------------        -------------       ------------
Net income.....................................................  $     65,994        $      77,663       $    106,257
                                                                 ============        =============       ============

Net income allocated to:
   Preferred partner                                             $      4,312        $       4,312       $      4,312
                                                                 ============        =============       ============
   General and limited partners                                  $     61,682        $      73,351       $    101,945
                                                                 ============        =============       ============

Basic net income per common operating partnership unit:
   Income from continuing operations...........................  $       0.66        $        0.87       $       1.30
   Income from discontinued operations.........................          0.29                 0.24               0.25
                                                                 ------------        -------------       ------------
Net income per common operating partnership unit - basic.......  $       0.95        $        1.11       $       1.55
                                                                 ============        =============       ============
Weighted average number of common operating partnership units
   - basic.....................................................        65,251               65,898             65,872
                                                                 ============        =============       ============
Diluted net income per common operating partnership unit:
   Income from continuing operations...........................  $       0.65        $        0.87       $       1.30
   Income from discontinued operations.........................          0.29                 0.24               0.24
                                                                 ------------        -------------       ------------
Net income per common operating partnership unit - diluted.....  $       0.94        $        1.11       $       1.54
                                                                 ============        =============       ============
Weighted average number of common operating partnership units
   - diluted...................................................        65,513               66,098             66,132
                                                                 ============        =============       ============

See accompanying notes to financial statements.

                        ARDEN REALTY LIMITED PARTNERSHIP
                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                                 (IN THOUSANDS)

                                                                                                   ACCUMULATED
                                                                                                      OTHER
                                        PREFERRED       LIMITED        GENERAL       DEFERRED     COMPREHENSIVE
                                         PARTNER        PARTNER        PARTNER     COMPENSATION        LOSS           TOTAL
                                      ------------    ------------   -----------   ------------   -------------   -------------
Balance at January 1, 2001..........  $     50,000    $     54,629   $ 1,373,646   $    (8,873)   $         --    $   1,469,402
Common OP Units converted...........            --          (6,586)        6,586            --              --               --
Distributions.......................        (4,312)         (4,182)     (123,234)           --              --         (131,728)
Stock compensation..................            --              --         2,533        (2,533)             --               --
Amortization of stock compensation..            --              --            --         2,273              --            2,273
Stock options exercised............             --              --           463            --              --              463
Net income.........................          4,312           3,283        98,662            --              --          106,257
Redemption adjustment..............             --           1,582        (1,582)           --              --               --
                                      ------------    ------------   -----------   -----------    ------------    -------------
Balance at December 31, 2001.......         50,000          48,726     1,357,074        (9,133)             --        1,446,667
Common OP Units converted..........             --          (2,270)        2,270            --              --               --
Distributions......................         (4,312)         (3,527)     (129,153)           --              --         (136,992)
Stock compensation.................             --              --         4,815        (4,815)             --               --
Amortization of stock compensation.             --              --            --         1,444              --            1,444
Forfeitures........................             --              --        (1,245)        1,245              --               --
Stock options exercised............             --              --         9,078            --              --            9,078
Stock repurchases..................             --              --       (40,693)           --              --          (40,693)
Unrealized loss on interest rate
hedges.............................             --              --            --            --          (2,768)          (2,768)
Net income.........................          4,312           1,944        71,407            --              --           77,663
                                                                                                                  -------------
Comprehensive income...............             --              --            --            --              --           74,895
Redemption adjustment..............             --          (6,845)        6,845            --              --               --
                                      ------------    ------------   -----------   -----------    ------------    -------------
Balance at December 31,2002........         50,000          38,028     1,280,398       (11,259)         (2,768)       1,354,399
Common OP Units converted..........             --            (495)          495            --              --               --
Distributions......................         (4,312)         (3,443)     (128,068)           --              --         (135,823)
Stock compensation.................             --              --         6,279        (6,279)             --               --
Amortization of stock compensation.             --              --            --         2,545              --            2,545
Stock option expense...............             --              --            41            --              --               41
Forfeitures........................             --              --           (41)           41              --               --
Stock options exercised............             --              --        27,946            --              --           27,946
Unrealized gain on interest rate
hedges.............................             --              --            --            --           2,167            2,167
Net income.........................          4,312           1,604        60,078            --              --           65,994
                                                                                                                  -------------
Comprehensive income...............             --              --            --            --              --           68,161
Redemption adjustment..............             --          15,512       (15,512)           --              --               --
                                      ------------    ------------   -----------   -----------    ------------    -------------
Balance at December 31,2003........   $     50,000    $     51,206   $ 1,231,616   $   (14,952)   $       (601)   $   1,317,269
                                      ============    ============   ===========   ===========    ============    =============

See accompanying notes to financial statements.

                        ARDEN REALTY LIMITED PARTNERSHIP
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                    ------------------------------------------------------
                                                                          2003                2002                2001
                                                                    ---------------     --------------      --------------
OPERATING ACTIVITIES:
Net income......................................................    $        65,994     $       77,663      $      106,257
Adjustments to reconcile net income
   to net cash provided by operating activities:
   Minority interest............................................                103                110                 127
   Depreciation and amortization, including discontinued
   operations...................................................            120,316            111,418             101,819
   Amortization of loan costs and fees..........................              3,972              3,807               3,568
   Gain on sale of property.....................................             (5,937)            (1,967)             (4,591)
   Gain on repayment of mortgage loan receivable................                 --               (750)                 --
   Amortization of deferred compensation........................              2,251              1,199               1,938
   Changes in operating assets and liabilities:
     Rent and other receivables.................................               (771)             6,768               3,775
     Due from general partner...................................             (1,544)            (1,170)               (888)
     Deferred rent..............................................               (557)            (4,657)             (7,401)
     Prepaid financing costs, expenses and other assets.........             (1,494)            (2,997)             (4,366)
     Accounts payable and accrued expenses......................             (2,356)             9,728               4,388
     Security deposits..........................................              1,676                962                 213
                                                                    ---------------     --------------      --------------
Net cash provided by operating activities.......................            181,653            200,114             204,839
                                                                    ---------------     --------------      --------------
INVESTING ACTIVITIES:

 Acquisitions and improvements to commercial properties.........           (111,365)          (251,534)           (161,785)
Proceeds from sales of properties...............................             91,010             24,287              45,931
Proceeds from repayment of mortgage note receivable.............                 --             14,245                  --
                                                                    ---------------     --------------      --------------
Net cash used in investing activities...........................            (20,355)          (213,002)           (115,854)
                                                                    ---------------     --------------      --------------
FINANCING ACTIVITIES:

Proceeds from term loan.........................................                 --            125,000                  --
Repayment of mortgage loans.....................................             (5,825)            (2,798)             (2,603)
Proceeds from unsecured lines of credit.........................            102,500            255,937             140,500
Repayments of unsecured lines of credit.........................           (150,086)          (227,700)           (213,500)
Proceeds from issuances of unsecured senior notes, net
 of discount....................................................                 --                 --             149,064
Decrease (increase) in restricted cash..........................                804             (1,730)                599
Proceeds from issuance of common operating partnership units....             27,946              9,078                 463
Repurchase of common operating partnership units................                 --            (40,693)                 --
Distributions to minority interests.............................               (170)              (192)               (172)
Distributions to preferred operating partnership unit holders...             (4,312)            (4,312)             (4,312)
Distributions and redemptions paid to common operating
     partnership holders........................................           (131,511)          (132,680)           (127,415)
                                                                    ---------------     --------------      --------------
Net cash used in financing activities...........................           (160,654)           (20,090)            (57,376)
                                                                    ---------------     --------------      --------------
Net increase (decrease) in cash and cash equivalents............                644            (32,978)             31,609
Cash and cash equivalents at beginning of period................              4,063             37,041               5,432
                                                                    ---------------     --------------      --------------
Cash and cash equivalents at end of period......................    $         4,707     $        4,063      $       37,041
                                                                    ===============     ==============      ==============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest, net of amount
   capitalized..................................................    $        96,547     $       94,007      $       83,809
                                                                    ===============     ==============      ==============

See accompanying notes to financial statements.

                        ARDEN REALTY LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS

   Description of Business

      The terms "us", "we" and "our" as used in this report refer to Arden Realty Limited Partnership. The term "Arden Realty" refers to Arden Realty, Inc.

   Organization and Formation of the Company

      We are an operating partnership that owns, manages, leases, develops, renovates and acquires commercial properties located in Southern California. Arden Realty, a real estate investment trust, or REIT, is our sole general partner and, as of December 31, 2003, owned 97.4% of our common operating partnership units, or common OP Units. Arden Realty conducts substantially all of its operations through us and our subsidiaries. Commencing with its taxable year ended December 31, 1996, Arden Realty has operated and qualified as a REIT for federal income tax purposes.

      As of December 31, 2003, our portfolio was comprised of 130 primarily suburban office properties, consisting of 215 buildings with approximately 18.9 million net rentable square feet including one development project with approximately 283,000 net rentable square feet currently under lease-up. As of December 31, 2003, our operating portfolio was 90.4% occupied.

      Arden Realty's interest in us entitles it to share in our cash distributions, and in our profits and losses in proportion to its percentage ownership. Certain individuals and entities own our remaining common OP Units, including Messrs. Ziman and Coleman, Arden Realty's Chairman and Chief Executive Officer and President and Chief Operating Officer, respectively, together with other entities and persons. Each limited partner holding common OP Units is entitled to cause us to redeem the limited partner's common OP Units for cash. We may, however, elect to exchange those common OP Units for shares of Arden Realty's common stock on a one-for-one basis, subject to certain limitations instead of paying cash. With each redemption or exchange of common OP Units, Arden Realty's percentage interest in us will increase.

      As our sole general partner, Arden Realty generally has the exclusive power under our partnership agreement to manage us and conduct our business, subject to limited exceptions. Arden Realty's board of directors manages our affairs. Our existence as a limited partnership cannot be terminated until 2096 without the approval of a majority of our partners or in connection with the sale of all or substantially all of our assets, a business combination, a judicial decree or the redemption of all the common OP Units held by our limited partners.

      We are a Maryland limited partnership. Arden Realty is a Maryland corporation. Arden Realty's common stock is listed on the New York Stock Exchange under the symbol "ARI."

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of Presentation

      The accompanying consolidated financial statements include the accounts of Arden Realty, Inc., us and our subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

      We consolidate all entities for which we have controlling financial interest as measured by a majority of the voting interest. For entities in which the controlling financial interest is not clearly indicated by ownership of a majority of the voting interest, we would consolidate those entities that we control by agreement. We also consolidate all variable interest entities for which we are the primary beneficiary.

      We and Arden Realty currently own 100% of all of our consolidated subsidiaries and do not have any unconsolidated investments other than an investment in the securities of a non-publicly traded company. This investment represents approximately 5.5% of the total equity outstanding for this particular company. Because we do not control this company contractually nor exert significant influence over its operating and financial policies, we account for this investment under the cost method of accounting.

   Risks and Uncertainties

      The preparation of financial statements, in conformity with accounting principles generally accepted in the United States, requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Our properties are all located in Southern California. As a result of our geographic concentration, the operations of these properties could be affected by the economic conditions in this region.

   Segment Information

      We view our operations as principally one segment, the operation of commercial real estate located in Southern California, and the financial information disclosed herein represents all of the financial information related to this principal operating segment.

   Commercial Properties

      Our properties are stated at depreciated cost. Write-downs to estimated fair value are recognized whenever a property's estimated undiscounted future cash flows are less than its book value. We carry properties held for disposition at the lower of their depreciated cost or fair value less cost to sell. Based on our assessment, no write-downs to estimated fair value were necessary as of December 31, 2003 and 2002.

      Property acquisitions have been accounted for in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations since June 30, 2001, the effective date of this pronouncement. The fair value of the real estate acquired is allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, if any, based in each case on their fair values.

      The fair value of the tangible assets of an acquired property (which includes land, building and tenant improvements) is determined by valuing the property as if it were vacant, and the "as-if-vacant" value is then allocated to land, building and tenant improvements based on management's determination of the relative fair values of these assets. We determine the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes estimates of lost rental revenue, real estate taxes, insurance and other operating expenses during the expected lease-up periods based on current market demand. We also estimate costs to execute similar leases including leasing commissions, concessions, legal and other related costs.

      In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market and below-market lease values are amortized into rental income over the remaining non-cancelable terms of the respective leases.

      The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, if any, is measured by the excess of
(i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease values and tenant relationships based on management's evaluation of the specific characteristics of each tenant's lease. Should acquisitions of properties result in allocating material amounts to the value of tenant relationships, an amount would be separately allocated and amortized over the estimated life of the relationship.

      Costs related to the acquisition, development, construction and improvement of properties are capitalized. Interest, real estate taxes, insurance and other development related costs incurred during construction periods are capitalized and depreciated on the same basis as the related asset.

      Repair and maintenance costs are charged to expenses as incurred and significant replacements and betterments are capitalized. Repairs and maintenance costs include all costs that do not extend the useful life of a an asset or increase its operating efficiency. Significant replacements and betterments represent costs that extend an asset's useful life or increase its operating efficiency.

   Depreciation

      Depreciation is calculated under the straight-line method using depreciable lives of ten to forty seven years for building and building improvements and five-year lives for furniture, fixtures and equipment. Amortization of tenant improvements is calculated using the straight-line method over the term of the related lease.

         The carrying amount of all commercial properties is evaluated periodically to determine if adjustment to the useful life is warranted. During 2001, the useful life of certain building and building improvements were adjusted to more accurately reflect their estimated usefulness. The effect of this change in estimate in 2001 was an increase to net income of approximately $10.1 million or $0.16 per common share. This change in estimate did not have an impact on our 2001 cash flows.

         Costs associated with leasing properties are capitalized and amortized to expense on a straight-line basis over the related lease term.

      Cash Equivalents

         Cash equivalents consist of highly liquid investments with original maturities of three months or less when acquired.

      Restricted Cash

         Restricted cash at December 31, 2003 and 2002 consisted of $13.7 million in cash deposits as required by certain of our mortgage loans payable and $6.0 million and $6.8 million, respectively, in impound accounts for real estate taxes and insurance, as required by certain of our mortgage loans payable.

      Prepaid Financing Costs

         Costs associated with obtaining long-term financing are capitalized and amortized to interest expense over the term of the related loan.

      Revenue Recognition

         Minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, is recognized on a straight-line basis over the term of the related lease. Amounts expected to be received in later years are included in deferred rents. Property operating expense reimbursements due from tenants for common area maintenance, real estate taxes and other recoverable costs are recognized in the period the related expenses are incurred.

         We recognize gains on sales of real estate pursuant to the provisions of SFAS No. 66 "Accounting for Sales for Real Estate." The specific timing of a sale is measured against various criteria in SFAS No. 66 related to the terms of the transaction and any continuing involvement in the form of management or financial assistance associated with the property. If the sales criteria are not met, we defer gain recognition and account for the continued operations of the property by applying the finance, installment or cost recovery methods, as appropriate, until the sales criteria are met.

      Allowance for Rents and Other Receivables

         We periodically evaluate the collectibility of amounts due from tenants and maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under lease agreements. We also maintain an allowance for deferred rent receivable that arises from the straight-lining of rents. We exercise judgment in establishing these allowances and consider payment history and current credit status in developing these estimates.

      Income Taxes

         Our taxable income is reportable by our partners on their separate tax returns. Accordingly, no provision has been made for income taxes in the accompanying statements of income.

      Fair Value of Financial Instruments

         Our disclosures of estimated fair value of financial instruments at December 31, 2003 and 2002 were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts.

         Our cash equivalents, mortgage notes receivable, unsecured lines of credit, interest rate hedge agreements, accounts payable and other financial instruments are carried at amounts that reasonably approximate their fair value amounts.

         The estimated fair value of our mortgage loans payable and unsecured senior notes is as follows (in thousands):

                                  DECEMBER 31, 2003                    DECEMBER 31, 2002
                             ---------------------------        ----------------------------
                              CARRYING        ESTIMATED          CARRYING          ESTIMATED
                               AMOUNT         FAIR VALUE           AMOUNT         FAIR VALUE
                             ----------       ----------        ----------        ----------
Mortgage loans payable...... $  564,829       $  581,945        $  570,654        $  600,663
                             ==========       ==========        ==========        ==========
Unsecured senior notes...... $  498,952       $  540,904        $  498,063        $  541,762
                             ==========       ==========        ==========        ==========

         The estimated fair value is based on interest rates available at each of the dates presented for issuance of debt with similar terms and remaining maturities. The estimated fair value amounts of our notes payable above are not necessarily indicative of the amounts that we could realize in a current market exchange.

      Interest Rate Hedge Agreements

         We have periodically entered into interest rate hedge agreements to effectively convert floating rate debt into fixed rate debt. Net amounts received or paid under these agreements are recognized as an adjustment to interest expense when such amounts are incurred or earned. Our objective in using interest rate hedge agreements is to limit our exposure to interest rate movements.

         During 2002, such agreements were used to fix the floating interest rate associated with $50 million of the Wells Fargo unsecured line of credit and the entire $125 million balance of the unsecured term loan. Since June of 2003, we have also entered into $150 million of forward-starting hedges that effectively fixed the 10-year Treasury rate at an average rate of approximately 4.1% for borrowings that are anticipated to occur in 2004 to refinance some of our scheduled debt maturities. The forward-starting interest rate hedges were entered into at current market rates and, therefore, had no initial cost.

         In October and November of 2003, we also entered into reverse interest rate hedge agreements to float $100 million of the fixed interest rate associated with the 7.00% senior unsecured notes due in November of 2007. Under these reverse hedges, we will receive interest at a fixed rate of 7.00% and pay interest at a variable rate averaging the six-month LIBOR in arrears plus 3.10%. The interest rate hedges mature at the same time the notes are due. These hedges qualify as fair value hedges for accounting purposes. Net semi-annual interest payments will be recognized as increases or decreases in interest expense. The fair value of the interest rate hedges will be recognized on our balance sheet and the carrying value of the senior unsecured notes will be increased or decreased by an offsetting amount.

         Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), as amended and interpreted, establishes accounting and reporting standards for derivative instruments and for hedging activities. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting destination. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

         For derivatives designated as fair value hedges, changes in the fair value of the derivative and the hedged item related to the hedged risk are recognized in earnings. For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (loss), outside of earnings and subsequently reclassified to earnings when the hedged transaction affects earnings.

         Under SFAS 133, our $175 million in floating-to-fixed hedges and our $150 million in forward-starting hedges outstanding as of December 31, 2003 are classified as cash flow hedges with their fair value of approximately $601,000 reported in accumulated other comprehensive loss on our balance sheet. The estimated fair value of these interest rate hedge agreements are dependent on changes in market interest rates and other market factors that affect the value of such agreements. Consequently, the estimated current fair value may significantly change during the term of the agreements. Any estimated gain or loss from these agreements will be amortized into earnings as we recognize the interest expense for the underlying floating-rate loans at the fixed interest rate provided under our agreements in the case of the fixed-to-floating hedges or as part of interest expense for future borrowings in the case of the forward-starting hedges. If the underlying debt related to these hedges were to be repaid prior to maturity, we would recognize into interest expense any unamortized gain or loss at the time of such early repayment.

         Under SFAS 133, our $100 million in fixed-to-floating hedges are classified as fair value hedges with their fair value of approximately $506,000 reported in both the unsecured senior notes and prepaid financing costs, expenses and other assets line items on our balance sheet. The estimated fair value of these interest rate hedge agreements are dependent on changes in market interest rates and other market factors that affect the value of such agreements. Consequently, the estimated current fair value may significantly change during the term of the agreements. Any estimated gain or loss from these agreements will be amortized into earnings as we recognize the interest expense for the underlying fixed-rate loan at the floating interest rate provided under our agreements in the case of the floating-to-fixed hedges. If the underlying debt related to these hedges were to be repaid prior to maturity, we would recognize into interest expense any unamortized gain or loss at the time of such early repayment.

      New Accounting Standards

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure" (SFAS 148) which amends SFAS 123, "Accounting for Stock-Based Compensation." SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation and requires disclosure in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. We have adopted the disclosure provisions of SFAS 148 (see footnote 11). Beginning January 1, 2003, we adopted the prospective transition method for all new stock compensation awards. The adoption of SFAS 148 did not have a significant impact on our consolidated financial statements during 2003.

         In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46). FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements" and provides guidance on the identification of entities for which control is achieved through means other than through voting rights and how to determine when and which business enterprise should consolidate such an entity. This new model for consolidation applies to an entity which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. Certain provisions of this interpretation are effective for 2003. The adoption of these provisions of this statement did not have a significant impact on our consolidated financial statements during 2003.

         In May 2003, the FASB issued FASB Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" (SFAS 150). SFAS 150 affects an issuer's accounting for certain types of freestanding financial instruments. In addition to its requirements for the classification and measurement of financial instruments in its scope, SFAS 150 also requires disclosures about alternative ways of settling the instruments and capital structure of entities, all of whose shares are mandatorily redeemable. We adopted SFAS 150 in the third quarter of 2003 except as it applies to noncontrolling interests that are classified as equity under SFAS 150 in the financial statements of the subsidiary which has been deferred indefinitely. The adoption of this statement did not have a significant impact on our consolidated financial statements during 2003.

      Reclassifications

         Certain prior year amounts have been reclassified to confirm with the current year presentation.

3.    COMMERCIAL PROPERTIES

      Property Dispositions

                                                                                                              SALES
                                                                         DATE OF       PROPERTY   SQUARE      PRICE
            PROPERTY                COUNTY          SUBMARKET             SALE            TYPE     FEET      ($000'S)
-----------------------------   --------------  ------------------  -----------------  --------  ---------  ---------
9201 SUNSET                     Los Angeles     West Hollywood      March 11, 2003      Office    139,711   $  32,350
CENTRELAKE PLAZA                San Bernardino  Inland Empire West  April 11, 2003      Office    110,763      14,395
HAVENGATE CENTER                San Bernardino  Inland Empire East  April 11, 2003      Office     80,557      10,521
HDS PLAZA                       San Bernardino  Inland Empire East  April 11, 2003      Office    104,178      12,371
CHICAGO AVENUE BUSINESS PARK    Riverside       Inland Empire East  April 11, 2003      Office     47,482       6,113
LAMBERT PLAZA                   Orange          North County        May 22, 2003        Office     32,807       5,000
PENNSFIELD PLAZA                Los Angeles     Simi/Conejo Valley  November 5, 2003    Office     21,202       3,555
LYONS PLAZA                     Los Angeles     Simi/Conejo Valley  December 11, 2003   Office     61,203       9,200
                                                                                                  -------   ---------
                                                                                                  597,903   $  93,505
                                                                                                  =======   =========

      Property Acquisitions

                                                                                                              SALES
                                                                         DATE OF       PROPERTY   SQUARE      PRICE
            PROPERTY                COUNTY          SUBMARKET             SALE            TYPE     FEET      ($000'S)
-----------------------------   --------------  ------------------  -----------------  --------  ---------  ---------
GOVERNOR EXECUTIVE CENTRE II    San Diego       Governor Park       December 23, 2003  Office     101,433   $  23,400
                                                                                                  =======   =========

      Discontinued Operations and Properties held for Disposition

         SFAS 144, effective January 1, 2002, requires, among other things, that the operating results of real estate properties classified as held for disposition subsequent to January 1, 2002 be included in discontinued operations in the statements of income for all periods presented. SFAS 144 provides that long-lived assets classified as held for disposition as a result of disposal activities that were initiated prior to January 1, 2002, are to be accounted for in accordance with Financial Accounting Standards No. 121 (SFAS 121). Accordingly, the operating results for the properties classified as held for disposition prior to January 1, 2002 and sold prior to December 31, 2002 are included in income from continuing operations for the years ended December 31, 2002 and 2001. In order to increase the comparability of our consolidated statements of income for the years ended December 31, 2003, 2002 and 2001, the tables below summarize the operating results of thirteen properties classified as discontinued operations at December 31, 2003 and eight properties sold during 2003.

         As of December 31, 2003, properties held for disposition consisted of thirteen properties with approximately 1.4 million square feet.

         The results of operations for the thirteen properties held for disposition as of December 31, 2003 and eight properties sold during 2003 classified as discontinued operations for the years ended December 31, 2003, 2002 and 2001 are as follows (in thousands):

                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                 -------------------------------------------
                                                     2003           2002             2001
                                                 -----------     -----------      ----------
Revenues......................................   $    33,805     $    41,979      $   35,846
Property Operating expenses...................       (11,683)        (14,199)        (12,155)
Depreciation and amortization.................        (8,372)        (11,100)         (9,206)
Interest Expense..............................          (674)           (689)          1,754
                                                 -----------     -----------      ----------
Discontinued operations.......................   $    13,076     $    15,991      $   16,239
                                                 ===========     ===========      ==========
Gain on sale of discontinued properties.......   $     5,937     $        --      $       --
                                                 ===========     ===========      ==========

         During 2004, we sold twelve of the thirteen properties held for disposition at December 31, 2003. These properties comprised approximately 1.3 million square feet and were sold for a sales price of approximately $204.8 million. We recognized gains totaling approximately $30.5 million on the sales of these properties during 2004.

         In January of 2005, we sold the thirteenth property held for disposition at December 31, 2003. This property totaled approximately 167,000 square feet and was sold for a sales price of approximately $16.7 million. This property was sold at a gain.

      Capitalized Interest

         We capitalize interest and taxes related to buildings under construction and renovation to the extent those assets qualify for capitalization.

         Total interest incurred and the amount capitalized was as follows (in thousands):

                                      FOR THE YEARS ENDED DECEMBER 31,
                                 -------------------------------------------
                                     2003           2002             2001
                                 -----------     -----------      ----------
Total interest incurred(1).....  $    96,263     $    94,162      $   93,290
Amount capitalized.............       (2,496)         (5,646)         (6,639)(2)
                                 -----------     -----------      ----------
Amount expensed(1).............  $    93,767     $    88,516      $   86,651
                                 ===========     ===========      ==========

----------

(1) Includes interest expense for a property classified as part of discontinued operations.

(2) Excludes approximately $2.5 million of interest capitalized on an office property which was classified as part of discontinued operations for the year ended December 31, 2001.

      Future Minimum Lease Payments

         Future minimum lease payments to be received under noncancelable operating leases existing as of December 31, 2003, are as follows (in thousands):

2004.........    $  346,429
2005.........       297,034
2006.........       236,734
2007.........       186,741
2008.........       138,530
Thereafter...       343,195
                 ----------
  Total......    $1,548,663
                 ==========

         The above future minimum lease payments do not include payments received for tenant reimbursements of specified operating expenses.

         We lease the land underlying the office buildings or parking structures at six of our buildings. Ground lease expense, including amounts netted against parking revenues, was approximately $2.0 million, $1.9 million and $2.9 million for the years ended December 31, 2003, 2002 and 2001, respectively. Future minimum ground lease payments due under existing ground leases are as follows (in thousands):

2004.........................................................  $   1,785
2005.........................................................      1,815
2006.........................................................      1,840
2007.........................................................      1,865
2008.........................................................      1,865
Thereafter...................................................    110,922
                                                               ---------
   Total.....................................................  $ 120,092
                                                               =========

4. MORTGAGE NOTES RECEIVABLE

         In September 1997, we purchased two mortgage notes receivable, secured by a single commercial office property, with an aggregate balance of approximately $17.6 million, for approximately $14.4 million. The notes bore interest at the Eleventh District Cost of Funds (as defined) plus 3.25% per annum, required monthly payments of principal, interest, and additional net cash flow from the office property and matured on May 31, 2004. These notes were repaid in full by the borrower in October 2002. As a result of this redemption, we recognized as income the unamortized purchase discount on these notes at the time of repurchase totaling approximately $750,000.

5. MORTGAGE LOANS AND UNSECURED INDEBTEDNESS

         A summary of mortgage loans payable, unsecured lines of credit and unsecured senior notes is as follows:

                              DECEMBER 31,    DECEMBER 31,     STATED ANNUAL                                NUMBER OF
                                 2003            2002        INTEREST RATE AT        FIXED/FLOATING         PROPERTIES    MATURITY
TYPE OF DEBT                                                 DECEMBER 31, 2003             RATE            SECURING LOAN    DATE
-------------------------    -------------   -------------   -----------------    --------------------     -------------  --------
                                    (in thousands)
MORTGAGE LOANS PAYABLE:

Fixed Rate

Mortgage Financing I(1)      $     175,000   $     175,000        7.52%                  Fixed                     18       6/04

Mortgage Financing III(2)          134,544         136,100        6.74%                  Fixed                     22       4/08
Mortgage Financing IV(2)           109,960         111,200        6.61%                  Fixed                     12       4/08
Mortgage Financing V(2)            105,899         108,153        6.94%                  Fixed                     12       4/09
Mortgage Financing VI(2)            21,578          21,816        7.54%                  Fixed                      3       4/09
Activity Business
 Center(2)                           7,394           7,580        8.85%                  Fixed                      1       5/06
145 South Fairfax(2)                 3,912           3,952        8.93%                  Fixed                      1       1/27
Marin Corporate Center(2)            2,724           2,850        9.00%                  Fixed                      1       7/15
Conejo Business Center(2)            2,669           2,795        8.75%                  Fixed               (Note 3)       7/15
Conejo Business Center(2)            1,149           1,208        7.88%                  Fixed               (Note 3)       7/15
                             -------------   -------------
                                   564,829         570,654

UNSECURED LINES OF CREDIT:

Floating Rate

Wells Fargo - $310 mm(1)           158,000         208,587        2.78%           LIBOR + 1.00% (Notes             --       4/06
City National Bank - $20                                                                  4, 5)
mm(1)                                3,000              --          --                  (Note 6)                   --       8/04
                             -------------   -------------
                                   161,000         208,587

UNSECURED TERM LOAN:

Fixed Rate

Wells Fargo - $125 mm(1)           125,000         125,000        4.14%              Fixed (Note 7)                --         6/06

UNSECURED SENIOR NOTES:

Fixed Rate

2005 Notes(8)                      199,872         199,769        8.88%                  Fixed                     --         3/05
2007 Notes(8)                      149,907         149,245        7.00%                 (Note 9)                   --        11/07
2010 Notes(8)                       49,744          49,704        9.15%                  Fixed                     --         3/10
2010 Notes(8)                       99,429          99,345        8.50%                  Fixed                     --        11/10
                             -------------   -------------
                                   498,952         498,063
                             -------------   -------------
Total Debt                   $   1,349,781   $   1,402,304
                             =============   =============

------------

(1) Requires monthly payments of interest only, with outstanding principal balance due upon maturity.

(2) Requires monthly payments of principal and interest.

(3) Both mortgage loans are secured by the Conejo Business Center property.

(4) This line of credit also has an annual 20 basis points facility fee on the entire $310 million commitment amount.

(5) In 2002, we entered into interest rate hedge agreements that fixed the interest rate on $50 million of the outstanding balance on this line of credit at 4.06% through April of 2006.

(6) In December 2003, we expanded this line of credit to $20 million from $10 million at an interest rate of LIBOR + 1.00% or Prime Rate - 1.875%.

(7) In 2002, we entered into interest rate hedge agreements that fixed the interest rate on the entire balance of this loan at 3.64% in 2003, 4.25% in 2004, 4.75% in 2005 and 4.90% in 2006.

(8) Requires semi-annual interest payments only, with principal balance due upon maturity.

(9) During the fourth quarter of 2003, we entered into interest rate hedge agreements to float the interest rate on $100 million of the outstanding balance of these notes at a rate of LIBOR + 3.1% through November 2007.

         We have an unsecured line of credit with a total commitment of $20 million from City National Bank. This line of credit accrues interest at LIBOR + 1.00% or the City National Bank Prime Rate less 1.875% and is scheduled to mature on August 1, 2004. Proceeds from this line of credit are used, among other things, to provide funds for tenant improvements and capital expenditures and provide for working capital and other corporate purposes. As of December 31, 2003 and 2002, there was $3.0 million and no amounts outstanding on this line of credit, respectively, and $17.0 million and $10.0 million was available for additional borrowings, respectively.

         We also have an unsecured line of credit with a group of banks led by Wells Fargo. The line of credit provides for borrowings up to $310 million with an option to increase the amount to $350 million and bears interest at a rate ranging between LIBOR + 0.80% and LIBOR + 1.25% (including an annual facility fee ranging from 0.15% to 0.40% based on the aggregate amount of the line of credit) depending on our unsecured debt rating. This new line of credit amends the previous $275 million unsecured line of credit that was scheduled to mature in April 2003. This line of credit matures in April 2006. In addition, as long as we maintain an unsecured debt rating of BBB-/Baa3 or better, the agreement contains a competitive bid option, whereby the lenders may bid on the interest rate to be charged for up to $150 million of the unsecured line of credit. We also have the option to convert the interest rate on this line of credit to the higher of Wells Fargo's prime rate or the Federal Funds rate plus 0.5%. As of December 31, 2003 and 2002, $158.0 million and $208.6 million was outstanding on this line of credit, respectively, and $152.0 million and $111.4 million was available for additional borrowings, respectively.

         We have entered into $150 million of forward-starting hedges during 2003 to effectively fix the 10-year Treasury rate at an average rate of approximately 4.1% for borrowings that are anticipated to occur in 2004 to refinance some of our scheduled debt maturities. The forward-starting interest rate hedges were entered into at current market rates and, therefore, had no initial cost.

         In October and November of 2003, we also entered into reverse interest rate hedge agreements to float $100 million of the fixed interest rate associated with the 7.00% senior unsecured notes due in November of 2007. Under these reverse hedges, we will receive interest at a fixed rate of 7.00% and pay interest at a variable rate averaging six-month LIBOR in arrears plus 3.10%. These interest rate hedges mature at the same time the notes are due. Including these hedges, our floating-rate debt ratio as of December 31, 2003 was approximately 16%.

         Following is a summary of scheduled principal payments for our total debt outstanding as of December 31, 2003 (in thousands):

Year                                                               Amount
----                                                           -------------
2004.......................................................    $  184,466
2005.......................................................       207,470
2006.......................................................       297,859(1)
2007.......................................................       158,961
2008.......................................................       230,985
Thereafter.................................................       270,040
                                                               ----------
  Total....................................................    $1,349,781
                                                               ==========

----------------
(1) Includes $158 million outstanding on our Wells Fargo unsecured line of credit.

6. PARTNERS' CAPITAL

         A common Operating Partnership unit, or common OP Unit, and a share of Arden Realty's common stock have essentially the same economic characteristics as they share equally in our total net income or loss and distributions. A common OP Unit may be redeemed for cash or, at our election, for shares of Arden Realty's common stock on a one-for-one basis.

         During the year ended December 31, 2003, Arden Realty redeemed an aggregate of 29,076 common OP Units for shares of its common stock.

         Included in our partners' capital balance is $50 million of 8.625% Series B Cumulative Redeemable Preferred Operating Partnership Units, or Preferred OP Units. These Preferred OP Units were issued in September of 1999, are callable by us after five years and are exchangeable after ten years by the holder into Arden Realty's 8.625% Series B Cumulative Redeemable Preferred Stock, on a one-for-one basis. The Preferred OP Units have no stated maturity or mandatory redemption and are subordinate to all debt.

         During 2003, Arden Realty issued a total of 252,500 restricted stock awards to several key executive officers and employees. Holders of these shares have full voting rights and will receive any dividends but are prohibited from selling or transferring unvested shares. The fair market value on the dates of grants for these restricted shares ranged from $20.81 to $30.02. These restricted shares vest equally on the anniversary date of the awards over either 3 or 4 years, except for 33,500 of these shares which vest after 3 years (cliff vesting).

         We recorded deferred compensation of approximately $6.3 million during 2003 for the grants described above based upon the market value of these shares on the dates of the awards and will amortize the compensation charges to expense on a straight-line basis over the respective vesting periods.

         On July 24, 2002 Arden Realty's Board of Directors authorized a common stock repurchase program pursuant to which it was authorized to purchase up to $75 million of its common stock over the following 12 months. As part of this repurchase program, Arden Realty acquired 1,796,000 shares of its common stock at an average price of approximately $22.66 per share during the year ended December 31, 2002. No shares were repurchased during the year ended December 31, 2003. In 2003, Arden Realty's Board of Directors extended this repurchase program for an additional 12 months.

         In 2003, we made distributions totaling $2.02 per common OP unit.

7. COMMITMENTS AND CONTINGENCIES

   Capital Commitments

   As of December 31, 2003, we had approximately $9.1 million outstanding in capital commitments related to tenant improvements, renovation costs and general property-related capital expenditures.

   Litigation

         We are presently subject to various lawsuits, claims and proceedings of a nature considered normal to our ordinary course of business, none of which if determined unfavorably to us is expected to have a material adverse effect on our cash flows, financial condition or results from operations. There were no material changes in our legal procedures during the year ended December 31, 2003.

   Concentration of Credit Risk

         We maintain our cash and cash equivalents at financial institutions. The combined account balances at each institution periodically exceed FDIC insurance coverage, and as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. Management believes that the risk is not significant.

         We generally do not require collateral or other security from our tenants, other than security deposits or letters of credit.

8. RELATED PARTY TRANSACTIONS

   Promissory Notes Receivable from Officers

         In March 2002, Mr. Andrew Sobel, our Executive Vice President - Strategic Planning and Operations, replaced a note due to us in the amount of $194,936 bearing interest at 6.56% per annum that matured in February of 2002 with a new note for the same principal amount bearing interest at LIBOR + 1.10% per annum and maturing in March 2007.

         On July 19, 2001 and September 28, 2001, four officers executed promissory notes totaling approximately $416,000 primarily for the purpose of meeting payroll taxes due upon the vesting of stock grants. These notes mature between July 19, 2006 and September 28, 2011 and bear interest at an annual rate of between 5.75% and 6.00%. In February 2002, two of these notes to us totaling approximately $125,000 were repaid in full, including accrued interest. The remaining loans are personally guaranteed by the respective officers and are included as part of other receivables in our balance sheets at December 31, 2003 and 2002.

         We lease approximately 5,600 square feet of office space to two companies in which three of our officers have investment interests. The total annual rents from these leases is approximately $127,000.

         We also lease approximately 28,300 square feet to a company related to one of our independent directors. The total annual rents from this lease is approximately $408,000.

9. EARNINGS PER SHARE

         The following table sets forth the computation of basic and diluted net income per share for the years ended December 31, 2003, 2002 and 2001 (in thousands, except per unit amounts):

                                                        2003         2002            2001
                                                     ---------   ------------    ------------
Income from continuing operations..................  $  46,981   $     61,672    $     90,018
Discontinued operations............................     13,076         15,991          16,239
Gain on sale of discontinued properties............      5,937             --              --
                                                     ---------   ------------    ------------
Net income.........................................  $  65,994   $     77,663    $    106,257
                                                     =========   ============    ============
Net income allocated to:
   Preferred partner                                 $   4,312   $      4,312    $      4,312
                                                     =========   ============    ============
   General and limited partners                      $  61,682   $     73,351    $    101,945
                                                     =========   ============    ============
Weighted average number of common operating
   partnership units - basic.......................     65,251         65,898          65,872
Weighted average diluted stock options.............        262            200             260
                                                     ---------   ------------    ------------
Weighted average number of common operating
   partnership units - diluted.....................     65,513         66,098          66,132
                                                     =========   ============    ============
Basic net income per common operating
 partnership unit:

   Income from continuing operations...............  $    0.66   $       0.87    $       1.30
   Income from discontinued operations.............       0.29           0.24            0.25
                                                     ---------   ------------    ------------
Net income per common operating partnership
   unit - basic....................................  $    0.95   $       1.11    $       1.55
                                                     =========   ============    ============
Diluted net income per common operating
 partnership unit:

   Income from continuing operations...............  $    0.65   $       0.87    $       1.30
   Income from discontinued operations.............       0.29           0.24            0.24
                                                     ---------   ------------    ------------
Net income per common operating partnership
   unit - diluted..................................  $    0.94   $       1.11    $       1.54
                                                     =========   ============    ============

         See discussion of discontinued operations in footnote 3 above.

10. STOCK OPTION PLAN

         Prior to January 1, 2003 we elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for Arden Realty's employee and directors stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" (Statement 123) requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of employee and director stock options we granted equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

         Beginning on January 1, 2003, we adopted the provisions of SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" under which we began expensing the costs of new stock options granted to employees in 2003 by Arden Realty in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." We used the Black-Scholes option valuation model to estimate the fair value of the stock options granted in 2003 with the following weighted-average assumptions for 2003: risk-free interest rate of 2.92%, dividend yield of 9.70% and a volatility factor of the expected market price for Arden Realty's common stock of 0.186. During the twelve months ended December 31, 2003, we recognized approximately $41,000 of stock option based employee compensation costs.

         Arden Realty established a stock option plan for the purpose of attracting and retaining executive officers, directors and other key employees. As of December 31, 2003, 6,500,000 of its authorized shares of common stock have been reserved for issuance under that plan.

         All holders of the above options have a ten-year period to exercise such options and all options were granted at exercise prices equal to the market prices at the date of the grant.

         Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if we had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2002 and 2001, respectively: risk-free interest rate of 4.28% and 4.39%, dividend yield of 7.80% and 7.60% and a volatility factor of the expected market price of Arden Realty's common stock of 0.190 and 0.191. The weighted average expected life of the options is approximately 7 to 10 years.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restriction and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee and director stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee and director stock options.

         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. Our pro forma information for the years ended December 31, 2003, 2002 and 2001 follows (in thousands, except per unit information):

                                                               2003          2002            2001
                                                              -------      ---------      ----------
Net income allocated to general partner...................    $61,682      $  73,351      $  101,945
Stock based employee compensation costs assuming fair
   value method...........................................        843          1,477           2,099
                                                              -------      ---------      ----------
Pro forma net income......................................    $60,839      $  71,874      $   99,846
                                                              =======      =========      ==========
Pro forma net income per common OP unit- diluted..........    $  0.93      $    1.09      $     1.51
                                                              =======      =========      ==========

         A summary of Arden Realty's stock option activity, and related information for the years ended December 31, 2003, 2002 and 2001 follows:

                                              2003                    2002                     2001
                                       ---------------------   ---------------------   ----------------------
                                                   WEIGHTED-               WEIGHTED-                WEIGHTED-
                                                   AVERAGE                 AVERAGE                  AVERAGE
                                       OPTIONS     EXERCISE    OPTIONS     EXERCISE    OPTIONS      EXERCISE
                                       (000'S)      PRICE      (000'S)      PRICE      (000'S)      PRICE
                                       -------    ----------   --------   ----------   --------   -----------
Outstanding at beginning of
 period............................      4,479    $   22.44      5,014    $   24.38      4,686    $    24.24
Granted............................        268        20.81        164        25.60        381         26.80
Exercised..........................     (1,162)       24.06       (424)       21.40        (21)        21.89
Forfeited..........................       (159)       27.37       (275)       25.68        (32)        24.43
                                       -------    ---------    -------    ---------    -------    ----------
Outstanding at end of year.........      3,426    $   22.10      4,479    $   22.44      5,014    $    24.38
                                       =======    =========    =======    =========    =======    ==========
Exercisable at end of the period...      2,948    $   25.03      3,682    $   24.75      3,612    $    24.50
                                       =======    =========    =======    =========    =======    ==========
Weighted-average fair value of
  options granted..................    $  0.49                 $  1.66                 $  1.49
                                       =======                 =======                 =======

         Exercise prices for options outstanding as of December 31, 2003 ranged from $19.13 to $32.25. The weighted average remaining contractual life of those options is 6 years.

11. EMPLOYEE RETIREMENT SAVINGS PLAN

         Effective June 12, 1997, we adopted a retirement savings plan pursuant to Section 401(k) of the Internal Revenue Code whereby participants may contribute a portion of their compensation to their respective retirement accounts in an amount not to exceed the maximum allowed under the Internal Revenue Code. The plan provides for matching contributions by us, which amounted to approximately $888,000 in 2003, $844,000 in 2002 and $803,000 in 2001. Plan
participants are immediately vested in their contributions and are vested equally over four years in matching contributions by us.

12. SUBSEQUENT EVENTS

         On February 4, 2004, we sold an approximate 134,000 square foot retail property located in Riverside County for approximately $17.5 million. This property was classified as held for disposition in our balance sheet at December 31, 2003. The net proceeds from this disposition were used to reduce the outstanding balance on the Wells Fargo unsecured line of credit (unaudited).

         On February 27, 2004, Arden Realty issued a total of 38,000 restricted stock awards to several key executive officers and employees. Holders of these shares have full voting rights and will receive any dividends but are prohibited from selling or transferring unvested shares. The fair market value on the date of the grant for these restricted shares was $31.60. These restricted shares vest equally over 3 years.

         We have a $2.7 million investment in the securities of a non-publicly traded company formed in 2000 to provide distributed energy generation to commercial real estate owners. On March 8, 2004, we received information from the company that they are currently assessing their business and financing strategies. The ultimate outcome of their analysis on the company's operations and the recoverability of our investment is currently uncertain. No adjustments have been made in these financial statements as a result of this uncertainty (unaudited).

      On March 16, 2004, we sold an approximate 162,000 square foot office property located in Los Angeles County for a gross sales price of approximately $52.5 million. The net proceeds from this disposition was used to reduce the outstanding balance on our Wells Fargo unsecured line of credit.

13. QUARTERLY RESULTS

      Following is a quarterly summary of our revenue and expenses for the years ended December 31, 2003 and 2002. Revenue and expenses may fluctuate significantly from quarter to quarter due to our development, renovation, acquisition and sales activity (unaudited).

                                                            FOR THE QUARTER ENDED (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
                                                         --------------------------------------------------------------------
                                                         MARCH 31, 2003  JUNE 30, 2003  SEPTEMBER 30, 2003  DECEMBER 31, 2003
                                                         --------------  -------------  ------------------  -----------------

Revenue...............................................    $   96,056       $   97,373      $   100,145         $  100,265
Property operating expenses...........................       (29,791)         (31,090)         (33,448)           (31,705)
General and administrative............................        (3,266)          (3,635)          (4,318)            (5,190)
Interest expense......................................       (22,866)         (23,085)         (23,785)           (23,357)
Depreciation and amortization.........................       (26,974)         (27,978)         (28,997)           (28,003)
Interest and other income.............................           132              378              121                102
Minority interest.....................................           (23)             (33)             (22)               (25)
Discontinued operations...............................         4,670            3,098            2,557              2,751
(Loss) Gain on sale of discontinued properties........          (639)           6,021               --                555
                                                          ----------       ----------      -----------         ----------
Net Income............................................    $   17,299       $   21,049      $    12,253         $   15,393
                                                          ==========       ==========      ===========         ==========
Net income per common operating partnership unit:
         Basic........................................    $     0.25       $     0.31      $      0.17         $     0.22
                                                          ==========       ==========      ===========         ==========
         Diluted......................................    $     0.25       $     0.31      $      0.17         $     0.22
                                                          ==========       ==========      ===========         ==========

                                                            FOR THE QUARTER ENDED (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
                                                         --------------------------------------------------------------------
                                                         MARCH 31, 2002  JUNE 30, 2002  SEPTEMBER 30, 2002  DECEMBER 31, 2002
                                                         --------------  -------------  ------------------  -----------------
Revenue...............................................    $   92,103       $   91,765      $    94,132         $   96,241
Property operating expenses...........................       (26,984)         (27,559)         (31,257)           (31,219)
General and administrative............................        (2,634)          (2,652)          (2,947)            (3,571)
Interest expense......................................       (21,224)         (21,411)         (22,231)           (22,961)
Depreciation and amortization.........................       (23,543)         (26,190)         (24,848)           (25,736)
Interest and other income.............................           540              512              524                965
Gain on sale of properties............................         1,192               81               --                694
Minority interest.....................................           (29)             (32)             (22)               (27)
Discontinued operations...............................         3,906            4,706            3,594              3,785
                                                          ----------       ----------      -----------         ----------
Net Income............................................    $   23,327       $   19,220      $    16,945         $   18,171
                                                          ==========       ==========      ===========         ==========
Net income per common operating
 partnership unit:
         Basic........................................    $     0.35       $     0.29      $      0.26         $     0.28
                                                          ==========       ==========      ===========         ==========
         Diluted......................................    $     0.35       $     0.29      $      0.25         $     0.28
                                                          ==========       ==========      ===========         ==========

       14. SCHEDULE OF COMMERCIAL PROPERTIES AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 2003
                     (IN THOUSANDS, EXCEPT SQUARE FOOT DATA)

                                               INITIAL COSTS              BASIS STEP UP
                                          -----------------------  -----------------------
                                                                                             COSTS CAPITALIZED
                                SQUARE               BUILDINGS AND           BUILDINGS AND     SUBSEQUENT TO
                                FOOTAGE     LAND     IMPROVEMENTS    LAND    IMPROVEMENTS      ACQUISITION(2)
                                -------   --------   ------------  --------  -------------   -----------------
Century Park Center ........    243,404   $  7,189   $ 16,742      $     --     $     --       $   13,098
Beverly Atrium .............     59,650      4,127     11,513           110          328            3,179
Woodland Hills .............    224,955      6,566     14,754           365          880            7,612
222 South Harbor ...........    175,391        515     11,199            94        2,075            4,656
425 West Broadway ..........     71,589      1,500      4,436           305          918            2,730
1950 Sawtelle ..............    103,106      1,988      7,263            --           --            2,575
Bristol Plaza ..............     84,014      1,820      3,380           257          485            2,452
16000 Ventura ..............    174,841      1,700     17,189           185        1,929            5,017
5000 East Spring ...........    163,358         --     11,658            --          424            4,699
70 South Lake ..............    100,133      1,360      9,097            --           --            3,061
Westwood Terrace ...........    135,943      2,103     16,850            --           --            3,418
Westlake - 5601 Lindero ....    105,830      2,576      6,067            --           --            5,710
6100 Wilshire ..............    202,704      1,200     19,902            --           --            5,834
Calabasas Commerce Center ..    126,771      1,262      9,725            --           --            2,288
Long Beach Airport -- DF&G .    272,013         --     14,452            --           --              576
Skyview Center .............    391,675      6,514     33,701            --           --            7,975
400 Corporate Pointe .......    164,598      3,382     17,527            75          390            4,329
5832 Bolsa .................     49,355        690      3,526            15           80            1,624
9665 Wilshire ..............    158,684      6,697     22,230           139          473           10,809
701 B Street ...............    540,413      3,722     35,184            64          625           14,542
100 Broadway ...............    191,727      4,570     15,255            --           --            3,403
Norwalk ....................    122,175      4,508      5,532            --           --            4,884
303 Glenoaks ...............    175,289      6,500     18,132            --           --            5,728
10351 Santa Monica .........     96,251      3,080      7,906            --           --            2,463
2730 Wilshire ..............     55,080      3,515      5,944            --           --               99
Grand Avenue Plaza (1970) ..     81,448        620      2,832            --           --            3,749
Burbank Executive Plaza ....     60,395      1,100      4,384            --           --           10,986
333 N.. Glenoaks ...........     81,243      1,500      5,981            --           --           (5,985)
Center Promenade ...........    174,837      2,310      9,266            --           --            3,632
Los Angeles Corporate
  Center....................    389,293     26,781     15,139            --           --           12,216
5200 West Century ..........    310,910      2,080      9,360            --           --           21,035
15250 Ventura ..............    110,641      2,560     10,257            --           --            4,354
10350 Santa Monica .........     42,292        861      3,456            --           --            1,018
535 N. Brand Blvd ..........    109,187      1,600      8,427            --           --           11,952
10780 Santa Monica .........     92,486      2,625      7,997            --           --            2,216
4900 California ............    155,189      4,680     14,877            --           --            3,411
Whittier ...................    135,415      3,575     10,798            --           --            2,754

                                        TOTAL COSTS
                                -----------------------
                                          BUILDINGS AND              ACCUMULATED                   YEAR BUILT/
                                  LAND    IMPROVEMENTS    TOTAL    DEPRECIATION(1)  ENCUMBRANCES    RENOVATED
                                --------  -------------  --------  ---------------  ------------   ------------
Century Park Center ........    $  7,189    $ 29,840     $ 37,029      $  8,502     $     --         1972/94
Beverly Atrium .............       4,237      15,020       19,257         3,917        5,268(3)       1989
Woodland Hills .............       6,931      23,246       30,177         7,353       14,564(3)      1972/95
222 South Harbor ...........         609      17,930       18,539         5,345        8,914(3)      1986/91
425 West Broadway ..........       1,805       8,084        9,889         2,452        4,734(3)       1984
1950 Sawtelle ..............       1,988       9,838       11,826         2,369        6,779(3)      1988/95
Bristol Plaza ..............       2,077       6,317        8,394         1,981        4,082(3)       1982
16000 Ventura ..............       1,885      24,135       26,020         6,589       11,504(3)      1980/96
5000 East Spring ...........        --        16,781       16,781         4,514           --         1989/95
70 South Lake ..............       1,360      12,158       13,518         3,236        6,677(3)      1982/94
Westwood Terrace ...........       2,103      20,268       22,371         4,743           --          1988
Westlake - 5601 Lindero ....       2,576      11,777       14,353         2,767        6,225(3)       1989
6100 Wilshire ..............       1,200      25,736       26,936         6,438       11,567(3)       1986
Calabasas Commerce Center ..       1,262      12,013       13,275         2,623        8,010(3)       1990
Long Beach Airport -- DF&G .        --        15,028       15,028         3,097           --         1987/95
Skyview Center .............       6,514      41,676       48,190         9,859       27,604(3)     1981/87/95
400 Corporate Pointe .......       3,457      22,246       25,703         5,169       15,583(3)       1987
5832 Bolsa .................         705       5,230        5,935         1,572        2,675(3)       1985
9665 Wilshire ..............       6,836      33,512       40,348         7,901           --        1972/92/93
701 B Street ...............       3,786      50,351       54,137        12,865           --         1982/96
100 Broadway ...............       4,570      18,658       23,228         3,772       15,120(3)      1987/96
Norwalk ....................       4,508      10,416       14,924         2,824        7,186(3)      1978/94
303 Glenoaks ...............       6,500      23,860       30,360         4,828       13,104(3)      1983/96
10351 Santa Monica .........       3,080      10,369       13,449         2,196        5,478(3)        1984
2730 Wilshire ..............       3,515       6,043        9,558         1,535        4,581(3)        1985
Grand Avenue Plaza (1970) ..         620       6,581        7,201         1,806        5,742(3)        1980
Burbank Executive Plaza ....       1,100      15,370       16,470         3,663        4,188(3)        1983
333 N.. Glenoaks ...........       1,500            (4)     1,496            --        4,188(3)        1978
Center Promenade ...........       2,310      12,898       15,208         2,737           --           1982
Los Angeles Corporate
 Center.....................      26,781      27,355       54,136         8,533       21,043(3)      1984/86
5200 West Century ..........       2,080      30,395       32,475         7,460           --        1982/98/99
15250 Ventura ..............       2,560      14,611       17,171         3,246           --        1970/90-91
10350 Santa Monica .........         861       4,474        5,335           952        2,280(3)        1979
535 N. Brand Blvd ..........       1,600      20,379       21,979         3,104           --       1973/92/1999
10780 Santa Monica .........       2,625      10,213       12,838         2,193           --           1984
4900 California ............       4,680      18,288       22,968         4,109           --           1983
Whittier ...................       3,575      13,552       17,127         2,686           --           1982

                                                    INITIAL COSTS                BASIS STEP UP
                                               -----------------------     ----------------------
                                                                                                    COSTS CAPITALIZED
                                  SQUARE                 BUILDINGS AND              BUILDINGS AND     SUBSEQUENT TO
                                 FOOTAGE        LAND     IMPROVEMENTS      LAND     IMPROVEMENTS     ACQUISITION (2)
                                 -------       ------    -------------     ----     -------------   -----------------
Clarendon Crest...........        43,063        1,300          3,951         --           --                1,416
Noble Professional
   Center.................        51,828        1,657          5,096         --           --                1,109
South Bay Centre..........       202,830        4,775         14,365         --           --                4,994
8383 Wilshire.............       417,463       13,570         45,505         --           --               13,685
Parkway Center I..........        61,333        1,480          5,941         --           --                1,188
Centerpointe La Palma.....       597,550       16,011         64,400         --           --                8,915
299 N. Euclid.............        73,522        1,050          6,110         --           --                5,382
2800 28th Street..........       103,506        2,937          9,063         --           --                3,632
1000 Town Center..........       107,656        2,800         11,260         --           --                1,416
Mariner Court.............       105,436        2,350          9,461         --           --                1,929
Pacific Gateway ..........       223,731        6,287         19,191         --           --                6,080
1821 Dyer.................       115,061        1,808          5,474         --           --                4,592
Crown Cabot Financial.....       172,900        7,056         21,360         --           --                8,431
120 S. Spalding...........        60,656        2,775          8,544         --           --                6,085
South Bay Tech............       104,815        1,600          4,782         --           --                1,289
1370 Valley Vista.........        84,081        2,698          8,141         --           --                1,430
Foremost Professional
  Plaza...................        60,534        2,049          6,196         --           --                1,060
Northpoint................       104,235        1,800         20,272         --           --                1,729
Conejo Business Center....        69,017        2,489          7,359         --           --                1,411
Marin Corporate Center....        51,360        1,956          5,915         --           --                  878
145 South Fairfax.........        53,994        1,825          5,551         --           --                1,818
Bernardo Regency..........        47,916        1,625          4,937         --           --                1,576
City Centre...............       302,519        8,250         24,951         --           --                4,501
Wilshire Pacific Plaza....       100,122        3,750         11,317         --           --                3,696
Glendale Corporate
  Center..................       108,209        2,750         12,734         --           --                2,671
World Savings Center......       469,115           --        110,382         --           --               15,837
Sunset Point Plaza........        58,105        2,075          6,362         --           --                1,128
Activity Business
  Center..................       167,045        3,650         11,303         --           --                2,104
Westlake Gardens .........        49,639        1,831          5,550         --           --                2,329
9100 Wilshire Boulevard...       326,227       16,250         48,950         --           --                9,822
Westwood Center...........       313,000        3,159         24,920         --           --               84,807
1919 Santa Monica.........        43,796        2,580          7,772         --           --                1,189
600 Corporate Pointe......       273,339        8,575         35,325         --           --                6,594
150 East Colorado
  Boulevard...............       61,168        1,988          5,841         --           --                2,605
5161 Lankershim...........       178,317        5,016         25,568         --           --                5,030

                                        TOTAL COSTS
                                 -----------------------

                                           BUILDINGS AND                  ACCUMULATED                     YEAR BUILT/
                                  LAND     IMPROVEMENTS        TOTAL     DEPRECIATION (1)  ENCUMBRANCES    RENOVATED
                                 ------    -------------      -------   -----------------  ------------   -----------
Clarendon Crest...........        1,300          5,367          6,667             961          3,143(3)       1990
Noble Professional
  Center..................        1,657          6,205          7,862           1,344          3,539(3)     1985/93
South Bay Centre..........        4,775         19,359         24,134           4,068         12,708(3)       1984
8383 Wilshire.............       13,570         59,190         72,760          12,703             --        1971/93
Parkway Center I..........        1,480          7,129          8,609           1,655          4,972(3)     1992/95
Centerpointe La Palma.....       16,011         73,315         89,326          14,538         33,455(3)    1986/88/90
299 N. Euclid.............        1,050         11,492         12,542           2,382             --          1983
2800 28th Street..........        2,937         12,695         15,632           2,963             --          1979
1000 Town Center..........        2,800         12,676         15,476           2,450             --          1989
Mariner Court.............        2,350         11,390         13,740           2,567          6,814(3)       1989
Pacific Gateway ..........        6,287         25,271         31,558           6,210             --        1982/90
1821 Dyer.................        1,808         10,066         11,874           2,464             --        1980/88
Crown Cabot Financial.....        7,056         29,791         36,847           5,928             --          1989
120 S. Spalding...........        2,775         14,629         17,404           4,038          8,127(3)       1984
South Bay Tech............        1,600          6,071          7,671           1,190             --          1984
1370 Valley Vista.........        2,698          9,571         12,269           1,876          5,469(3)       1988
Foremost Professional
  Plaza...................        2,049          7,256          9,305           1,499             --          1992
Northpoint................        1,800         22,001         23,801           3,972             --          1991
Conejo Business Center....        2,489          8,770         11,259           1,286          3,818          1991
Marin Corporate Center....        1,956          6,793          8,749             909          2,724          1986
145 South Fairfax.........        1,825          7,369          9,194           1,354          3,912          1984
Bernardo Regency..........        1,625          6,513          8,138           1,180             --          1986
City Centre...............        8,250         29,452         37,702           5,364             --          1982
Wilshire Pacific Plaza....        3,750         15,013         18,763           3,154             --        1976/87
Glendale Corporate
  Center..................        2,750         15,405         18,155           3,010             --          1985
World Savings Center......           --        126,219        126,219          22,496             --          1983
Sunset Point Plaza........        2,075          7,490          9,565           1,456          3,413(3)       1988
Activity Business
  Center..................        3,650         13,407         17,057           2,487          7,394          1987
Westlake Gardens .........        1,831          7,879          9,710           2,089             --          1998
9100 Wilshire Boulevard...       16,250         58,772         75,022          12,272             --        1971/90
Westwood Center...........        3,159        109,727        112,886           9,643             --       1965/2000
1919 Santa Monica.........        2,580          8,961         11,541           1,534          3,681(3)       1991
600 Corporate Pointe......        8,575         41,919         50,494           8,002         17,495(3)       1989
150 East Colorado
  Boulevard...............        1,988          8,446         10,434           1,687          4,742(3)     1979/97
5161 Lankershim...........        5,016         30,598         35,614           5,773         13,417(3)     1985/97

                                                      INITIAL COSTS              BASIS STEP UP
                                               -----------------------     ----------------------
                                                                                                    COSTS CAPITALIZED
                                  SQUARE                 BUILDINGS AND              BUILDINGS AND     SUBSEQUENT TO
                                 FOOTAGE        LAND     IMPROVEMENTS      LAND     IMPROVEMENTS     ACQUISITION (2)
                                 -------       ------    -------------     ----     -------------   -----------------
1501 Hughes Way.............      77,060        1,348          4,058         --              --             3,529
3901 Via Oro................      53,195          692          2,081         --              --               963
Huntington Beach Plaza .....      52,186        1,109          3,317         --              --             1,222
Fountain Valley Plaza.......     107,252        2,949          9,377         --              --             2,176
3300 Irvine Avenue..........      74,224        2,215          6,697         --              --             1,604
Von Karman CorporateCenter..     451,477       11,513         34,783         --              --            10,925
1503 South Coast............      60,605        1,570          4,731         --              --             1,278
625 The City................     139,806        4,792         14,470         --              --             3,023
Orange Financial Center.....     305,439       10,379         34,415         --              --             8,835
Carlsbad Corporate Center...     125,000        3,722         15,061         --              --             5,915
Balboa Corporate Center.....      69,890        2,759          8,303         --              --               (98)
Panorama Corporate Center...     133,149        6,512         19,593         --              --             2,564
Ruffin Corporate Center.....      45,059        1,766          5,315         --              --               (26)
Skypark Office Plaza........     202,164        5,733         21,608         --              --             4,212
Governor Park Plaza.........     104,065        3,382         10,177         --              --             3,264
5120 Shoreham...............      37,759        1,224          4,073         --              --             1,095
Morehouse Tech Center.......     181,207        6,841         21,067         --              --             4,007
Torreyana Science Park......      81,204        5,035         15,148         --              --               370
Waples Tech Center..........      28,119        1,010          3,027         --              --               560
10251 Vista Sorrento........      69,386        1,839          7,202         --              --               280
Camarillo Business Park.....     154,216        3,522         10,602         --              --             3,552
5702 Bolsa..................      27,731          589          1,775         --              --               131
5672 Bolsa..................      11,968          254            767         --              --                62
5632 Bolsa..................      21,568          458          1,381         --              --                67
Huntington Commerce Center..      67,551          992          2,997         --              --               679
Savi Tech Center............     341,446        8,280         24,911         --              --             3,176
Yorba Linda Business Park...     167,142        2,629          7,913         --              --             1,196
Cymer Technology Center.....     155,612        5,446         16,387         --              --             2,530
Poway Industrial............     112,000        1,876          5,646         --              --               202
10180 Scripps Ranch.........      43,560        1,165          3,507         --              --               233
Via Frontera................      77,920        1,792          5,391         --              --             1,028
Westridge...................      48,955        1,807          5,591         --              --               617

                                        TOTAL COSTS
                                 -----------------------

                                           BUILDINGS AND                   ACCUMULATED                    YEAR BUILT/
                                 LAND      IMPROVEMENTS       TOTAL      DEPRECIATION (1)  ENCUMBRANCES    RENOVATED
                                 ------    -------------      -------   -----------------  -------------  -----------
1501 Hughes Way.............      1,348          7,587          8,935          1,829               --        1983/97
3901 Via Oro................        692          3,044          3,736            709               --        1986/97
Huntington Beach Plaza .....      1,109          4,539          5,648            860            1,492(3)     1984/96
Fountain Valley Plaza.......      2,949         11,553         14,502          2,539            4,778(3)       1982
3300 Irvine Avenue..........      2,215          8,301         10,516          1,766            3,207(3)     1981/97
Von Karman CorporateCenter..     11,513         45,708         57,221         10,145           18,895(3)     1981/84
1503 South Coast............      1,570          6,009          7,579          1,121            2,236(3)     1979/97
625 The City................      4,792         17,493         22,285          3,134            6,975(3)     1985/97
Orange Financial Center.....     10,379         43,250         53,629          7,624           17,976(3)     1985/95
Carlsbad Corporate Center...      3,722         20,976         24,698          3,045            9,221(3)       1996
Balboa Corporate Center.....      2,759          8,205         10,964          1,234            5,709(3)       1990
Panorama Corporate Center...      6,512         22,157         28,669          3,342           12,693(3)       1991
Ruffin Corporate Center.....      1,766          5,289          7,055            803            3,407(3)       1990
Skypark Office Plaza........      5,733         25,820         31,553          4,398               --          1986
Governor Park Plaza.........      3,382         13,441         16,823          2,720            4,970(3)       1986
5120 Shoreham...............      1,224          5,168          6,392          1,199            2,970(3)       1984
Morehouse Tech Center.......      6,841         25,074         31,915          4,886               --          1984
Torreyana Science Park......      5,035         15,518         20,553          2,433            9,391(3)     1980/97
Waples Tech Center..........      1,010          3,587          4,597            729               --          1990
10251 Vista Sorrento........      1,839          7,482          9,321          1,171            3,838(3)     1981/95
Camarillo Business Park.....      3,522         14,154         17,676          2,999            8,288(3)     1984/97
5702 Bolsa..................        589          1,906          2,495            317              931(3)     1987/97
5672 Bolsa..................        254            829          1,083            142              326(3)       1987
5632 Bolsa..................        458          1,448          1,906            231              835(3)       1987
Huntington Commerce Center..        992          3,676          4,668            786            1,538(3)       1987
Savi Tech Center............      8,280         28,087         36,367          4,924           14,560(3)       1989
Yorba Linda Business Park...      2,629          9,109         11,738          1,706            4,124(3)       1988
Cymer Technology Center.....      5,446         18,917         24,363          2,827           10,793(3)       1986
Poway Industrial............      1,876          5,848          7,724            932            3,453(3)     1991/96
10180 Scripps Ranch.........      1,165          3,740          4,905            586            1,974(3)     1978/96
Via Frontera................      1,792          6,419          8,211          1,269            2,843(3)     1982/97
Westridge...................      1,807          6,208          8,015          1,191            2,938(3)     1984/96

                                                            INITIAL COSTS             BASIS STEP UP
                                                  --------------------------   -------------------------
                                                                                                           COSTS CAPITALIZED
                                      SQUARE                   BUILDINGS AND               BUILDINGS AND     SUBSEQUENT TO
                                     FOOTAGE        LAND       IMPROVEMENTS     LAND       IMPROVEMENTS      ACQUISITION (2)
                                    ----------    ---------    -------------   -------     -------------   -----------------
Tower Plaza Retail.............        133,481        4,531           13,660        --                --          1,724
6060 Center Drive..............        241,928        1,990               --     2,310                --         60,512
Howard Hughes - Spectrum Club..         36,959        2,500            7,500        --                --             36
6080 Center Drive..............        287,148        1,990                -     3,092                --         73,250
Univision - 5999 Center Drive..        161,650           --               --     1,529                --         42,281
11075 Santa Monica.............         35,696        1,225            3,746        --                --          1,277
Continental Grand Plaza........        235,926        7,125           40,451        --                --          7,488
Calabasas Tech.................        273,526       11,513           34,591        --                --          6,348
Oceangate Tower................        210,907        3,080           20,386        --                --          4,099
Genesee Executive Plaza........        155,820        6,750           20,178        --                --          5,106
Solar Drive Business Center....        125,132        4,250           12,770        --                --          1,533
91 Freeway Center..............         93,277        2,900            9,179        --                --          1,939
601 S. Glenoaks................         72,524        2,450            7,519        --                --            942
Tourney Pointe.................        219,991        6,047           21,334        --                --         11,828
Hillside Corporate Center......         59,876        2,213            7,336        --                --          2,267
Westlake Gardens II............         48,874        1,832            5,493        --                --          1,909
Howard Hughes Tower............        313,833        5,830           47,170        --                --         12,806
2001 Wilshire Blvd.............        101,125        5,007           14,893        --                --          1,090
Carmel Valley Centre...........        107,197        4,900           23,416        --                --            428
Carmel View Office Plaza.......         77,460        3,100            9,377        --                --            431
Crossroads.....................        133,566        3,950           12,860        --                --          1,451
Governor Executive Center......         52,195        1,500            9,707        --                --            149
Gateway Towers.................        432,894        5,585           57,128        --                --          2,538
Governor Executive Center II...        101,433        1,960           17,931        --                --          3,516
                                    ----------    ---------    -------------   -------     -------------   ------------

                                    18,635,706    $ 466,575    $   1,793,783   $ 8,540     $       8,607   $    730,576
                                    ==========    =========    =============   =======     =============   ============

                                             TOTAL COSTS
                                    --------------------------
                                                 BUILDINGS AND                   ACCUMULATED                     YEAR BUILT/
                                      LAND       IMPROVEMENTS        TOTAL      DEPRECIATION (1)  ENCUMBRANCES    RENOVATED
                                    ---------    -----------      -----------  -----------------  ------------   ------------
Tower Plaza Retail.............         4,531         15,384           19,915          2,419             --         1970/97
6060 Center Drive..............         4,300         60,512           64,811          5,378             --          2000
Howard Hughes - Spectrum Club..         2,500          7,536           10,036          1,068             --          1993
6080 Center Drive..............         5,082         73,250           78,332          4,610             --          2002
Univision - 5999 Center Drive..         1,529         42,281           43,810          1,882             --          2001
11075 Santa Monica.............         1,225          5,023            6,248          1,120             --          1983
Continental Grand Plaza........         7,125         47,939           55,064          8,467         26,612(3)       1986
Calabasas Tech.................        11,513         40,939           52,452          7,591             --        1990/2001
Oceangate Tower................         3,080         24,485           27,565          4,692             --       1971/93/94
Genesee Executive Plaza........         6,750         25,284           32,034          4,800         16,275(3)       1984
Solar Drive Business Center....         4,250         14,303           18,553          2,397             --          1982
91 Freeway Center..............         2,900         11,118           14,018          2,097             --         1986/97
601 S. Glenoaks................         2,450          8,461           10,911          1,350          5,662(3)       1990
Tourney Pointe.................         6,047         33,162           39,209          4,927             --      1985/98/2000
Hillside Corporate Center......         2,213          9,603           11,816          1,633             --          1998
Westlake Gardens II............         1,832          7,402            9,234          1,494             --          1999
Howard Hughes Tower............         5,830         59,976           65,806         10,087             --          1987
2001 Wilshire Blvd.............         5,007         15,983           20,990          2,040             --          1980
Carmel Valley Centre...........         4,900         23,844           28,744            709             --         1987/89
Carmel View Office Plaza.......         3,100          9,808           12,908            340             --          1985
Crossroads.....................         3,950         14,311           18,261            434             --          1979
Governor Executive Center......         1,500          9,856           11,356            299             --          1988
Gateway Towers.................         5,585         59,666           65,251          1,861             --         1984/86
Governor Executive Center II...         1,959         21,447           23,407             --             --
                                    ---------    -----------      -----------  -------------      ---------

                                    $ 475,115    $ 2,532,966      $ 3,008,081  $     460,732      $ 564,829
                                    =========    ===========      ===========  =============      =========

----------
(1) The depreciable live for buildings and improvements and furniture, fixtures and equipment range from five to forty seven years. Tenant improvements and leasing costs are depreciated over the remaining term of the lease.

(2) Amounts shown net of write-offs of fully depreciated assets and include total capitalized interest of $53.7 million.

(3) All of these properties are collateral for our $547.0 million mortgage financings. The encumbrance allocated to an individual property is based on the related individual release price.

                        ARDEN REALTY LIMITED PARTNERSHIP

      The changes in our investment in commercial properties and related accumulated depreciation for each of the periods in the three years ended December 31, 2003, 2002 and 2001 are as follows (in thousands):

                                                                                      ARDEN REALTY, INC.
                                                                        ---------------------------------------------
                                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                                        ---------------------------------------------
                                                                            2003            2002           2001
                                                                        ------------     -----------   --------------
COMMERCIAL PROPERTIES:

  Balance at beginning of period......................................  $  3,045,208     $ 2,797,052   $    2,741,681
  Improvements........................................................        77,532          95,073           78,580
  Disposition of property.............................................       (97,632)        (24,094)         (44,773)
  Write offs of fully depreciated assets..............................       (37,913)        (24,129)         (21,412)
  Acquisition of properties...........................................        22,054         134,938               --
  Transfers from (to) properties under development and land
   available for development............................ .............            --          66,368           42,976
  Reclassification to other assets....................................        (1,168)             --               --
                                                                        ------------     -----------   --------------
  Balance at end of period............................................  $  3,008,081     $ 3,045,208   $    2,797,052
                                                                        ============     ===========   ==============
ACCUMULATED DEPRECIATION:

  Balance at beginning of period......................................  $   (392,611)    $  (307,082)  $     (231,499)
  Depreciation for period.............................................      (118,416)       (111,022)        (100,789)
  Disposition of property.............................................        12,325           1,982            3,794
  Write offs of fully depreciated assets..............................        37,913          24,129           21,412
  Transfers to (from) properties under
   development and land available for development....... .............            --            (618)              --
  Reclassification to other assets....................................            57
                                                                        ------------     -----------   --------------
  Balance at end of period............................................  $   (460,732)    $  (392,611)  $     (307,082)
                                                                        ============     ===========   ==============